EXHIBIT 10.1
Shearman and Sterling                                                                                Project Soccer

                                                   Share Sale and Transfer Agreement
                                                                between
                                                    Schmalbach-Lubeca Holding GmbH
                                                           AV Packaging GmbH
                                                                  and
                                                   Ball Pan-European Holdings, Inc.
                                                           Ball Corporation
                                                         dated August 29, 2002

UR. Nr. H 2545 / 2002

                                                             NOTARIAL DEED

negotiated at Dusseldorf this 29 (twenty-nineth) an 30 (thirtieth) of August 2002 (two thousand and two)

Before me, the undersigned Notary Public

                                                          Dr. Armin Hauschild

at Dusseldorf today appeared:

1.       Dr. Harald Selzner, born June 5, 1964, attorney-at-law, German citizen, with business address at Breite Str. 69, 40213
         Dusseldorf known by person

         here not acting in his own name but as representative in the name and on behalf of

                           Schmalbach-Lubeca Holding GmbH, a German limited liability company with business address at Breite
                           Strasse 69, 40213 Dusseldorf, Germany,

                           - hereinafter referred to as "Seller" -

         by virtue of certified power of attorney dated August 21/23, 2002 the original of which was presented to the Notary Public and a certified copy of which is attached to this Notarial Deed;

2.       Dr. Olaf Muller-Michaels, born January 27, 1967, attorney-at-law, German citizen, with business address at Breite Str. 69,
         40213 Dusseldorf known by person

         here not acting in his own name but as representative in the name and on behalf of

                           AV Packaging GmbH, a German limited liability company with business address at Theresienstrasse 1-7,
                           80333 Munchen, Germany,

                           - hereinafter referred to as "Seller's Guarantor" -

         by virtue of certified power of attorney dated August 21/23, 2002 the original of which was presented to the Notary Public and a certified copy of which is attached to this Notarial Deed;

3.       Dr. Matthias Horbach, born February 25, 1966, attorney-at-law, German citizen, with business address at Frankfurter
         Welle 5/Reuterweg 18, 60322 Frankfurt am Main, known by person here not acting in his own name but as representative in the name and on behalf of

         a)                Ball Pan-European Holdings, Inc., a Delaware incorporated company with business address at
                           14270 Ramona Avenue, Chino, CA 91710, United States,

                           - hereinafter referred to as "Purchaser" -

                           by virtue of certified power of attorney dated August 26, 2002 the original of which was presented to the
                           Notary Public and a certified copy of which is attached to this Notarial Deed;

         b)                Ball Corporation, an Indiana incorporated company with business address at 10 Longs Peak Drive,
                           Broomfield, CO 80021, United States,

                           - hereinafter referred to as "Purchaser's Guarantor" -

                           by virtue of certified power of attorney dated August 26, 2002 the original of which was presented to the Notary Public and a certified copy of which is attached to this Notarial Deed.

The Notary Public informed the persons appeared of the contents of Section 3 (1) No. 7 of the German Notarization Act
(Beurkundungsgesetz). The persons appeared confirmed that the Notary Public and his firm have not been involved in the transaction at hand within the meaning of the provision referred to above.

The persons appeared requested this Notarial Deed including its Annexes to be notarized in the English language. The Notary Public who is in sufficient command of the English language ascertained that also the persons appeared are in sufficient command of the
English language. After having been instructed by the Notary Public, the persons appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Notarial Deed including its Annexes.

The persons appeared, acting as stated above, requested the notarization of the following:

                                                               PREAMBLE

1.       WHEREAS the Seller is a German limited liability company duly incorporated and validly existing under the laws of the
         Federal Republic of Germany and registered with the commercial register of the local court of Dusseldorf under HRB 42306;
         the Seller is engaged in the acquisition and holding of participations in other companies.

2.       WHEREAS the Seller's Guarantor is a German limited liability company duly incorporated and validly existing under the laws of the Federal Republic of German and registered with the commercial register of the local court of Munchen under HRB
         118049; the Seller's Guarantor is engaged in the acquisition and holding of participations in other companies.

3.       WHEREAS the Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware,
         United States; the Purchaser is engaged in the acquisition and holding of participations in other companies.

4.       WHEREAS the Purchaser's Guarantor is a corporation duly incorporated and validly existing under the laws of the State of
         Indiana, United States; the Purchaser's Guarantor is engaged in the design, manufacturing, marketing and sales of a wide range of metal containers and other packaging products.

5.       WHEREAS the Seller is the majority stockholder of Schmalbach-Lubeca Aktiengesellschaft, a German stock corporation with business address at Kaiserswerther Strasse 115, 40880 Ratingen, Germany, duly incorporated and validly existing under the laws of the Federal Republic of Germany and registered with the commercial register of the local court of Ratingen under
         HRB 2733 (prior and subsequent to the conversion of legal form set forth in Section 14 below "Schmalbach"); the fully paid-in registered share capital of Schmalbach in the aggregate amounts to (Euro) 97,500,000 being divided into 97,500,000 bearer shares - without par value - (auf den Inhaber lautende Stuckaktien).

6.       WHEREAS the shares in Schmalbach are listed at the stock exchanges in Dusseldorf, Hamburg, Hannover and Frankfurt am Main.

7.       WHEREAS the Seller holds 95,195,304 bearer shares - without par value - in Schmalbach representing approx. 97.64% of the aggregate registered share capital of Schmalbach; the remaining 2,304,696 bearer shares - without par value - in Schmalbach representing approx. 2.36% of the aggregate registered share capital of Schmalbach are held by third party shareholders
         ("Minority Shareholders").

8.       WHEREAS Schmalbach together with its subsidiaries listed in Annex 1 hereto ("BevCan Subsidiaries" and together with
         Schmalbach "BevCan Companies") is engaged in the design, manufacturing, marketing and sales of beverage cans ("BevCan
         Business").

9.       WHEREAS on May 7, 2002 a stock purchase agreement ("Matrix Agreement") was concluded by and between Schmalbach (together with other sellers as listed in Annex 1 to the Matrix Agreement "Matrix Sellers") and Amcor Limited under which the subsidiaries of Schmalbach listed in Annex 2 hereto ("PET/White Cap Subsidiaries") which are engaged in the design, manufacturing, marketing and sales of polyethylene terephthalate bottles and containers ("Plastic Container Business")
         and metal, plastic and composite vacuum closures for glass, jars and plastic containers ("Closure Business" and together with the Plastic Container Business "Excluded Business") were directly or indirectly sold to Amcor Limited
         ("Matrix Transaction").

10.      WHEREAS the Matrix Agreement was amended and restated as of July 1, 2002 and consummated, except as set forth in Annex 3 hereto, ("Matrix Closing") on the same date ("Matrix Closing Date").

11.      WHEREAS the Matrix Agreement provides for a purchase price in the amount of (Euro) 1,725 million minus the sum of (i) the aggregate amount of the Holdbacks and (ii) the amount of the Assumed Third Party Debt plus (iii) the Cash Balance ("Matrix
         Purchase Price") which was due and payable at the Matrix Closing and which shall be adjusted, inter alia, in view of the
         Closing Working Capital Amount and the Closing Net Tangible Asset Amount (all as defined in the Matrix Agreement) as of the Matrix Closing Date on the basis of an audited balance sheet to be prepared within 45 business days after the Matrix
         Closing.

12.      WHEREAS the amount of any increase or decrease of the Matrix Purchase Price resulting from such post-closing adjustments
         ("Final Matrix Purchase Price Adjustment") shall be due and payable within ten business days after delivery of the final statement (being the audited balance sheet as mutually agreed to by the parties of the Matrix Agreement or after the resolution of all disagreements between the parties of the Matrix Agreement) together with interest thereon at a rate equal to 5% per annum from the Matrix Closing Date to the date of payment.

13.      WHEREAS on July 20, 2002 Schmalbach published in the Federal Gazette the invitation to its next annual shareholders meeting scheduled for August 30, 2002 ("Shareholders Meeting") that shall resolve upon squeeze-out proceedings ("Squeeze-Out")
         pursuant to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz, AktG), under which all shares in
         Schmalbach held by the Minority Shareholders will be transferred, by operation of law, to the Seller against compensation in cash to be paid by the Seller to the Minority Shareholders.

14.      WHEREAS it is intended to convert Schmalbach into the legal form of a German limited liability company ("Conversion") as soon as reasonably possible after the Squeeze-Out is completed by registration with the competent commercial register
         (Schmalbach converted into the legal form of a German limited liability company hereinafter "Company" and all future limited liability shares in the Company created by the Conversion hereinafter "Company Shares").

15.      WHEREAS the Seller is interested to sell and transfer the Company Shares to the Purchaser as described in more detail in this Agreement, while the Purchaser is interested to acquire the Company Shares in this form.

16.      WHEREAS the parties have agreed that, on, or prior to, the Closing Date (as defined in Part IX Section 3 below) and based on the terms and conditions of this Agreement and its Annexes, certain transactions may be effected to enable subsidiaries of the Purchaser's Guarantor to directly purchase the stock of certain of the BevCan Companies from Matrix as set forth in
         Annex 4 hereto ("Direct Purchases").

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

                                                                  I.
                                                  SALE AND TRANSFER OF COMPANY SHARES

1.       On the terms set forth herein, the Seller hereby sells and, subject to the satisfaction or, if applicable, waiver of all conditions set forth in Part IX Sections 1 and 2 below, transfers to the Purchaser, who accepts such sale and transfer, the
         Company Shares with all dividend and dividend drawing rights (Gewinn- und Gewinnbezugsrechte) relating to profits not yet distributed on the Closing Date and all subscription and other rights pertaining to the Company Shares.

2.       The Seller undertakes to procure that, if required under the Company's articles of association, prior to the Closing Date, the shareholders' meeting of the Company and the Company will consent to the sale and transfer of the Company Shares.

3.       The parties hereby irrevocably instruct the Notary Public to notify the commercial register of the local court of
         Ratingen, however, without submitting a copy of this Notarial Deed, as to the sale and transfer of the Company Shares in accordance with Section 40 of the German Act on Limited Liability Companies (GmbH-Gesetz, GmbHG), upon receipt by the
         Notary Public of a certified excerpt of the commercial register of the Company reflecting the registration of the
         Conversion.

4.       The parties hereby irrevocably instruct the Notary Public to notify the Company as to the sale and transfer of the Company
         Shares in accordance with Section 16 of the German Act on Limited Liability Companies (GmbH-Gesetz, GmbHG) subject, however, to the receipt of the parties' written confirmation by the Notary Public that all conditions set forth in Part IX
         Sections 1 and 2 below have been satisfied. The parties hereto shall be obligated to issue such written confirmation to the Notary Public upon such satisfaction.

         The Notary Public shall notify the Company by submitting a copy of this Notarial Deed (excluding Parts II to VIII below and annexes).

5.       Schmalbach is registered with the revenue office in Dusseldorf-Mettmann under tax registration number 147/5769/0019.
         Schmalbach does own real estate.

6.       Following the completion of the Squeeze-Out and the Conversion but prior to the Closing Date, the Seller shall be entitled to transfer the Company Shares, by sale or otherwise, to the Seller's Guarantor or a direct or indirect wholly owned subsidiary of the Seller's Guarantor ("Seller's Nominee"), provided, however, that the Seller's Nominee will join this
         Agreement replacing the Seller by the assumption of any and all rights and obligations of the Seller under this Agreement and effecting the sale and transfer of the Company Shares as set forth in Section 1 above. The parties hereto undertake to notarize a respective amendment to this Agreement immediately upon request of the Seller. It is acknowledged by the parties hereto, however, that nothing in this Section 6 shall affect or limit the liability of the Seller's Guarantor under this
         Agreement.

                                                                  II.
                                                               COVENANTS
                                                     INDEMNIFICATION UNDERTAKINGS

1.       As from the date hereof until the Closing Date, the Seller shall use, upon reasonable written notice, all efforts which can be reasonably expected to allow the Purchaser, its representatives and its financing sources, to the extent legally possible, access to the BevCan Companies, provided that such access does not unreasonably disrupt the conduct of the
         BevCan Business, and to cooperate with the Purchaser and the Purchaser's representatives in relation to all material matters concerning the operation of the BevCan Business.

2.       The parties hereto shall use all efforts which can be reasonably expected to properly make and conduct as soon as reasonably possible after the date hereof all merger control and other regulatory proceedings as set forth in Annex 5 hereto required in respect of the transactions contemplated by this Agreement, provided that, if necessary in order to obtain approval of competent merger control authorities, the Purchaser shall be required to divest business activities representing up to 7.5% of the profits generated in the BevCan Business in 2001.

3.       The parties hereto shall use all efforts which can be reasonably expected to procure that the conditions set forth in
         Part IX Sections 1 and 2 below will be satisfied prior to January 31, 2003.

4.       The Seller undertakes to procure that all members (other than the employee representatives) of the supervisory board of
         Schmalbach resign, upon request of the Purchaser, from their positions effective as of the Closing Date. The Seller shall, and shall cause Schmalbach to, take all necessary steps and actions to cause a meeting of the supervisory board of
         Schmalbach to be held immediately following the Closing Date.

5.       The parties hereto agree that the Seller shall be entitled to procure that certain rights and obligations of Schmalbach or any other of the Matrix Sellers under the Matrix Agreement (including those under Section 5.18 and Article 9 of such
         Agreement), shall be assigned and transferred to an Affiliate of the Seller (other than the BevCan Companies) or to a third party nominated by the Seller prior to the Closing Date subject to the provision in Section 10.8 (ii) of the Matrix
         Agreement.

6.       The parties hereto acknowledge and agree that the Seller shall be entitled and obliged to cause (i) the transfer of assets of the BevCan Companies set forth in Annex 6 hereto on the terms specified therein to an Affiliate of the Seller (other than the BevCan Companies), or to a third party nominated by the Seller, prior to, or on, the Closing Date
         ("Asset Transfer") and (ii) the mergers (Verschmelzungen) of Continental Can Europe Beteiligungsgesellschafts mbH and
         White Cap Europe GmbH into Schmalbach, ("Restructuring" and together with the Asset Transfer "Carve-Out"). The Seller undertakes to indemnify and hold the Purchaser and the BevCan Companies fully and in good time harmless from any
         Liabilities, accrued or contingent, based on, or resulting from, the Carve-Out.

7.       The Seller shall use all efforts which can be reasonably expected to promote the transactions under this Agreement with a view to the employees of the BevCan Companies set forth in Annex 7 hereto not terminating their employment agreements with the respective BevCan Company in connection with, or as a result of, the transactions under this Agreement.

8.       In respect of the Matrix Transaction, the Excluded Business and certain other transactions, the following shall apply:

         (a)      The Seller undertakes to indemnify and to hold the BevCan Companies (and their respective officers, directors, employees, commercial agents (Handelsvertreter), other than in cases of gross negligence, intent, fraud or willful misconduct) (collectively "Indemnified Parties") fully and in good time harmless from all obligations and
                  Liabilities, accrued or contingent, based on, or resulting from:

                  (i)      the Matrix Transaction (other than obligations of Schmalbach, if any, resulting from the Final Matrix
                           Purchase Price Adjustment),

                  (ii)     the Excluded Business,

                  (iii)    the agreements set forth in Annex 8 hereto,

                  (iv)     the non-performance by Impress Metal Packaging GmbH and Co. oHG ("Impress") of the indemnification claim of Schmalbach under Art. 6.2 of the German Sale and Purchase Agreement between Schmalbach, Impress and
                           DH Projects GmbH dated May 28, 1997 ("Impress Agreement") relating to pensions liabilities towards certain retired employees,

                  (v)      the termination of employment agreements of employees transferred from the BevCan Companies (or any of their Affiliates as of the date of the execution of the Matrix Agreement) to the PET/White Cap
                           Subsidiaries (or any of their Affiliates or Amcor Limited) in connection with the Matrix Transaction,

                  (vi)     the distribution of proceeds from the Matrix Transaction, including any corporate and withholding Taxes and payments to employees of dividend related bonuses and related Taxes, and

                  (vii)    other than any Pension Liabilities reflected in the Final Closing Financial Statements (as defined in
                           Part IV Section 5 below), any obligations or Liabilities of any of the BevCan Companies to any employees or former employees of the Excluded Business or other non-BevCan Businesses, including, without limitation, any severance obligations or obligations under (or to maintain or contribute to) any benefit, bonus, retention bonus, pension, compensation profit sharing or other employee benefit plans,

                  except to the extent such obligations and Liabilities (a) are covered by payments of insurance companies (but including in the amounts indemnified the net present value (calculated using a discount rate of 7% per annum) of any increases in present or future premiums (limited to a period of up to five years) for the respective line of insurance concerned, which are proved by the Purchaser to be directly and specifically caused by the payment of the respective insurance company) or of other third parties; provided, however, that the Indemnified Parties use all efforts which can be reasonably expected to pursue the respective payment claims against the relevant insurance company or other third parties and that any costs reasonably incurred by the Indemnified Party in pursuing such claims shall be included in the amounts indemnified, or (b) are based on a breach by the BevCan
                  Companies of the Matrix Agreement, any of the agreements set forth in Annex 8 hereto or the Impress Agreement, which occurred after the Closing Date.

         (b)      Any indemnification undertaking of the Seller pursuant to lit. (a) above, however, shall be reduced if and to the extent non-compliance by the Purchaser or the Indemnified Parties with the obligations pursuant to lit. (c) and
                  (d) below prejudices or otherwise adversely affects the legal position of the Seller. Any indemnification undertaking of the Seller pursuant to lit. (a) above shall bear default interest at a rate of 9% per annum. The
                  Purchaser undertakes to procure that claims of the BevCan Companies against third parties, which could not be successfully pursued, shall be transferred and assigned to the Seller reciprocally and simultaneously upon the making of the indemnification payment by the Seller under lit. (a) above.

         (c)      The Purchaser undertakes to procure that an Indemnified Party shall (i) inform the Seller without undue delay about any claim or proceedings which may give rise to an indemnification under this Section 8 and (ii) upon the
                  Seller's acknowledgement of its obligation to indemnify the Indemnified Parties for such matters, (x) not make any binding declarations to any third party regarding such claim or proceeding without the prior written instruction of the Seller and (y) take such actions as the Seller may instruct, at the Seller's expense, to avoid, defend, dispute or settle such claim; provided, however, that an Indemnified Party shall not be obligated to make an admission of any violation of Law or agree to court injunctions that would materially adversely affect the business operations of the BevCan Companies.

                  The Purchaser shall furthermore procure that the Seller and its employees, professional advisors and other representatives shall, upon reasonable request, be granted, to the extent legally possible, full access during normal business hours to all relevant books and records and personnel of the BevCan Companies to the extent necessary or appropriate to avoid, defend, dispute or settle such claim or proceedings.

         (d)      The Purchaser shall use all efforts which can be reasonably expected to procure, at the Seller's expense and under its direction, that all Matrix Sellers, based upon and in compliance with the Seller's instructions, shall assert, execute and enforce without undue delay any rights and claims, and shall fully comply with, and perform, all obligations, under the Matrix Agreement, including but not limited to, those in connection with the Final Matrix
                  Purchase Price Adjustment and the Specified Interest Agreements under Article 5 Section 5.5 of the Matrix
                  Agreement (including Annex X thereto).

                  The Purchaser shall furthermore procure that the Seller and its employees, professional advisors and other representatives shall, upon reasonable request, be granted, to the extent legally possible, full access during normal business hours to all relevant books and records and personnel of the BevCan Companies to the extent necessary or appropriate to assert, execute or enforce such rights and claims.

                  The Purchaser undertakes to reimburse the Seller in the amount of any payments received by any of the Matrix
                  Sellers or any other BevCan Company in connection with the assertion, execution and enforcement of any rights and claims under the Matrix Agreement as set forth under this lit. (d) other than the Final Matrix Purchase Price
                  Adjustment; provided, that the Purchaser shall deduct from any amounts reimbursed to the Seller all external costs reasonably incurred by the Purchaser, the Matrix Sellers or any of the BevCan Companies in asserting, executing and enforcing any of such rights and claims.

9.       The Seller undertakes to procure, that, as soon as reasonably possible following the Shareholders Meeting, the Squeeze-Out shall be rapidly effected and completed by registration with the competent commercial register.

10.      The Seller undertakes to procure that, as soon as reasonably possible after the completion of the Squeeze-Out, the
         Conversion shall be rapidly effected and completed by registration with the competent commercial register with articles of association agreed to by the Purchaser.

11.      The parties hereto are in agreement that, prior to the Closing Date, each of the BevCan Companies shall take all necessary action, so that, as at the Closing Date, there is no outstanding Indebtedness relating to any of the BevCan Companies other than an account receivable securitization program with a maximum Euro equivalent size of (Euro) 75,000,000
         (in words: Euro seventy-five million) and environmental loans of approximately (Euro) 20,000,000 (in words: Euro twenty million) and as set forth in sentence 3 below, unless agreed to in writing by the Purchaser, whose agreement shall not be unreasonably withheld. The Seller shall not be liable for Taxes, if any, of the BevCan Companies in connection with, or resulting from, the repayment of outstanding Indebtedness under this Section 11. The Seller shall procure that Schmalbach will arrange for a cash collateral deposit with (i) Westdeutsche Landesbank in the amount of any outstanding Indebtedness under the loan facility of Continental Can Company Ltd., United Kingdom, with Westdeutsche Landesbank and (ii) Commerzbank in the amount of any outstanding Indebtedness of the loan facility of Schmalbach-Lubeca Nederland B.V. with Commerzbank.

12.      The parties hereto acknowledge and agree that the Seller shall be entitled and obliged to cause and effect interim profit distributions of (i) the BevCan Subsidiaries to the Company and (ii) the Company to the Seller, all as set forth in
         Annex 9 hereto ("Company Distributions"), as soon as both the Conversion and the Carve-Out have been consummated and all registrations with commercial registers or other authorities required to legally effect the Conversion and the Carve-Out, if any, have been duly made and completed. In case the Squeeze-Out should not be registered by October 15, 2002, the
         Company Distributions shall not be effected prior to January 10, 2003.

13.      Each of the parties hereto shall use all efforts which can be reasonably expected to take, or cause to be taken, all appropriate action, do or caused to be done, all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. However, nothing in this Section 13 shall obligate any of the parties hereto to incur any material, direct or indirect, financial exposure or liability.

14.      Subject to the satisfaction of the conditions set forth in Part IX Section 1 lit. (a), (b), (c), (d), (e), (f) and (h) and
         Part IX Section 2 below, the parties hereto undertake to procure that, on, or prior to, the Closing Date, the Direct
         Purchases may be executed and consummated as described in Annex 4 hereto. The Purchaser undertakes to indemnify and hold the Seller and its Affiliates (other than the BevCan Companies) fully and in good time harmless from any Liabilities, accrued or contingent, based on, or resulting from, the Direct Purchases.

15.      The parties hereto are in agreement that Schmalbach shall cooperate and provide such assistance as is necessary for the
         Purchaser or its advisors to prepare those carve-out financial statements as set forth in Annex 10 hereto ("Carve-Out
         Financial Statements") and the reconciliation of the Carve-Out Financial Statements with US GAAP ("Reconciliation"), including, without limitation, providing to PricewaterhouseCoopers and the Purchaser by September 13, 2002 all such information required for the production of the Carve-Out Financial Statements and the Reconciliation. The Purchaser may
         engage PricewaterhouseCoopers in connection with the preparation of the Carve-Out Financial Statements and the
         Reconciliation.

         It is agreed and understood that Schmalbach shall not make any representation or warranty as to the Carve-Out Financial
         Statements and the Reconciliation other than that any financial information from the accounting records of any of the
         BevCan Companies provided by Schmalbach to PricewaterhouseCoopers, or to the Purchaser for the preparation of the Carve-Out
         Financial Statements and the Reconciliation, shall be true and correct in all material respects. It is further agreed and understood by the parties hereto that any external costs and expenses related to the production of the Carve-Out Financial
         Statements and the Reconciliation shall be borne by the Purchaser.

16.      If the Closing shall not have occurred prior to November 14, 2002, the Seller shall promptly deliver to the Purchaser unaudited pro-forma consolidated financial statements for the BevCan Companies for the nine months ended
         September 30, 2002.

17.      The Purchaser and the Purchaser's Guarantor shall use all efforts which can be reasonably expected to procure that the conditions to funding set forth in the financing commitment letters referred to in Part IX Section 2 lit. (a) below, obtained to enable the Purchaser's Guarantor and the Purchaser to complete the transactions contemplated by this Agreement, shall have been satisfied on the Closing Date.

18.      The Seller undertakes to procure that, as soon as reasonably possible after the date hereof but in any event prior to the
         Closing Date the technical and know-how license agreement between Enval Corretera San German (Cuba) and Schmalbach dated
         October 28, 1999 shall be terminated.

19.      The Seller shall use all efforts which can be reasonably expected to procure that Impress Metal Packaging B.V. shall transfer to the relevant the BevCan Company all rights, title and interest in the liquid nitrogen patent PCT/NL 98/00187 prior to the Closing Date.

                                                                 III.
                                                             CONSIDERATION

1.       The entire consideration for the sale and transfer of the Company Shares and for all other obligations assumed by the
         Seller under this Agreement shall be (Euro) 1,175,000,000 (in words: Euro one billion one hundred seventy five million)
         less the consolidated Net Purchase Price Adjustments (as defined below) of the BevCan Companies ("Purchase Price") subject, however, to the adjustments set forth in Sections 3 to 6 below. On the Closing Date, the Purchaser shall pay the Seller
         (Euro) 922,300,000 (in words: Euro nine hundred twenty two million three hundred thousand) ("Estimated Purchase Price").

         For purposes of this Agreement, "Net Purchase Price Adjustments" means (x) the sum of (i) the Applicable Pension
         Liabilities (as defined below), (ii) the amount of Indebtedness set forth in the Final Closing Financial Statements,
         (iii) the ABS Liabilities set forth in the Final Closing Financial Statements and (iv) all payment obligations of the
         BevCan Companies under the OTIP not fully settled at or prior to the Closing Date, reduced by (y) the sum of cash and cash equivalents set forth in the Final Closing Financial Statements (except for an amount equal to USD 6,800,000 (in words:
         US Dollars six million eight hundred thousand)).

         "Applicable Pension Liabilities" means an amount of (Euro) 251,000,000 (in words: Euro two hundred fifty one million) as mutually agreed by the parties hereto, reduced by an amount of (Euro) 5,200,000 (in words: Euro five million two hundred thousand) representing Pension Liabilities relating to former employees of Impress.

2.       The Estimated Purchase Price shall be increased or decreased, as the case may be, Euro for Euro, by the amount the Purchase
         Price (before making any adjustments under Sections 3 to 6 below) exceeds or falls short of, as the case may be, the
         Estimated Purchase Price.

3.       The Purchase Price shall be increased or decreased, as the case may be, Euro for Euro, by the amount the consolidated Net
         Working Capital (as defined in Annex 12 hereto) of the BevCan Companies as reflected in the Final Closing Financial
         Statements exceeds or falls short of, as the case may be, the applicable monthly floor set forth for the Closing Date in
         Annex 12 hereto.

4.       The Purchase Price shall further be increased or decreased, as the case may be, Euro for Euro, by the amount the cumulative consolidated Capital Expenditures (as defined in Annex 13 hereto) of the BevCan Companies, relating to the period from the date hereof to the Closing Date, as reflected in the Final Closing Financial Statements exceed or fall short of, as the case may be, the applicable monthly floor set forth for the Closing Date in Annex 13 hereto.

5.       The Purchase Price shall further be increased or decreased, as the case may be, Euro for Euro, by the amount equal to amount received or paid, as the case may be, by the Matrix Sellers in the Final Matrix Purchase Price Adjustment, except to the extent the Final Matrix Purchase Price Adjustment has been received or paid by the Matrix Sellers, as the case may be, prior to the Closing Date.

6.       The Purchase Price shall further be decreased, Euro for Euro, if and to the extent that the difference between (i) the
         Pension Liabilities under the UK pension plan as determined as of the Closing Date calculated using the ABO methodology consistent with past practice, and (ii) the UK Pension Assets as determined as of the Closing Date (as calculated by a mutually agreed independent actuary) exceeds GBP 3,000,000 (in words: British pounds three million).

7.       The Purchase Price, including adjustments pursuant to Sections 2 to 6 above, if any, shall be due and payable as follows:

         (a)      The Estimated Purchase Price shall be due and payable on the Closing Date by money transfer to the Seller's account number 15 700 43 with Deutsche Bank in Munchen (bank reference number 700 700 10).

         (b)      The adjustments to the Estimated Purchase Price and the Purchase Price pursuant to Sections 2 to 4 and 6 above, if any, shall be due and payable within ten business days of the Frankfurt am Main Stock Exchange
                  ("Business Days") after the submission of the Final Closing Financial Statements, in case of an increase of the
                  Purchase Price by money transfer to the Seller's bank account set forth in lit. (a) above and in case of a decrease of the Purchase Price by money transfer to a bank account to be designated by the Purchaser at least five Business Days prior to the Closing Date.

         (c)      The adjustment to the Purchase Price pursuant to Section 5 above, if any, shall be due and payable within 20
                  Business Days after delivery of the final statement under Article I Section 1.6 lit. (c) of the Matrix Agreement,
                  in case of an increase of the Purchase Price by money transfer to the Seller's bank account set forth in lit.
                  (a) above and in case of a decrease of the Purchase Price by money transfer to the Purchaser's bank account set forth in lit. (b) above.

8.       Any payment resulting from an adjustment to the Purchase Price pursuant to Sections 2, 3, 4 or 6 above shall bear interest at a rate of 7% per annum from the Closing Date to the date of payment. In case of default in the payment of the adjustment to the Estimated Purchase Price or the Purchase Price, such payment in default shall bear interest at a rate of 9% per annum.

9.       The Purchaser shall not be entitled to set-off any potential claims against the Purchase Price or any increase thereof or to withhold, for any legal reason, the Purchase Price or any increase thereof except for the right of the Purchaser to set-off (i) any claims for a breach of representations or warranties or (ii) any claims under the indemnifications provided in this Agreement, provided that claims under lit. (i) and (ii) have been acknowledged by the Seller or have been determined by a final (rechtskraftig) award. The Seller shall not be entitled to set-off any potential claims against any decrease of the Purchase Price or to withhold, for any legal reason, any decrease of the Purchase Price, unless such claims have been acknowledged by the Purchaser or have been determined by a final (rechtskraftig) award,

                                                                  IV.
                                                     CLOSING FINANCIAL STATEMENTS

1.       For the purposes of Part III Section 2 to 4 and 6 above, the consolidated Net Purchase Price Adjustments and the consolidated Net Working Capital of the BevCan Companies as of the Closing Date as well as the consolidated Capital
         Expenditures of the BevCan Companies relating to the period from the date hereof to the Closing Date shall be determined on the basis of consolidated financial statements of the BevCan Companies as of the Closing Date pursuant to the provisions of this Part IV ("Closing Financial Statements").

2.       The Closing Financial Statements shall be prepared on the basis of proper bookkeeping and in accordance with accounting, valuation and depreciation principles under International Accounting Standards (IAS). Such principles shall in each case be applied consistently and without change as in the preceding year. All risks, devaluations and losses ascertainable on the Closing Date shall be duly provided for by sufficient depreciations, changes of evaluation or reserves.

         The Closing Financial Statements shall be prepared with a full physical count, EDP conducted permanent count or on the basis of spot checks, as appropriate, of all inventories of the BevCan Companies as of the Closing Date and in line with the Schmalbach Accounting Manual dated August 2002, a copy of which has been delivered to the Purchaser prior to the date hereof, and applying the Schmalbach Chart of Accounts (CCoA 4.0) attached as Annex 14 hereto.

3.       The Closing Financial Statements shall be prepared by the Seller and PricewaterhouseCoopers, Dusseldorf, in cooperation with the BevCan Companies as soon as reasonably possible, but in no event later than 60 Business Days following the
         Closing Date. The Seller shall have the right to have the Closing Financial Statements audited by PricewaterhouseCoopers,
         Dusseldorf. The Purchaser undertakes to procure that the Seller and its employees, professional advisors and other representatives shall, upon reasonable request, be granted, to the extent legally possible, full access during normal business hours to all relevant books and records and personnel of the BevCan Companies to the extent necessary or appropriate to prepare, and to audit, the Closing Financial Statements.

4.       After receipt of the Closing Financial Statements, the Purchaser shall have 30 Business Days to review them. Unless the
         Purchaser delivers written notice to the Seller on or prior to the 30th Business Day after receipt of the Closing Financial
         Statements specifying in reasonable detail its objections to the Closing Financial Statements, the parties hereto shall be deemed to have accepted the Closing Financial Statements. If the Purchaser notifies the Seller of an objection to the
         Closing Financial Statements, the parties hereto shall within 30 Business Days following the date of such notice
         ("Resolution Period") attempt to solve the differences. Any resolution shall be final.

5.       If, at the conclusion of the Resolution Period, the Purchaser and the Seller have been unable to resolve all of their disagreements, they shall submit the items remaining in dispute for resolution to Ernst and Young ("Independent Accounting
         Firm"). The Independent Accounting Firm shall, within 30 Business Days after such submission, determine and report to the
         Purchaser and the Seller upon such dispute. The written report of the Independent Accounting Firm shall be written in
         English, and shall be final. The fees and disbursements of the Independent Accounting Firm shall be paid by the Purchaser and the Seller in the inversed proportion of the value of those items submitted to the Independent Accounting Firm which are resolved in favor of the Purchaser and the Seller, respectively. The term "Final Closing Financial Statements" shall mean the definitive Closing Financial Statements agreed to by the Seller and the Purchaser in accordance with Section 4 above and resulting from the determinations made in accordance with this Section 5, if any.

                                                                  V.
                                                    REPRESENTATIONS AND WARRANTIES

Based on, and subject to, the limitations set forth in Part VI below, the Seller hereby represents and warrants (in the form as set forth in Part VI Section 1 below) that the following statements are true and correct as of the date hereof or such other date as expressly stated hereinafter subject, however, to the provisions in Section 26 below:

1.       The statements set forth in Sections 5, 6 and 7 of the Preamble hereof as to Schmalbach and the shares in Schmalbach are true and correct. The shares in Schmalbach held by the Seller are booked to the security deposit account of the Seller
         no. 15 700 43 at Deutsche Bank, Munchen, and a copy of the respective bank statement of the security deposit account is attached as Annex 15 hereto.

2.       As of the Closing Date, the Company shall be a German limited liability company and all of the Company Shares shall be held by the Seller prior to the transfer of the Company Shares pursuant to Part I Section 1 above. On the Closing Date, the Company Shares shall be fully paid-in, not repaid, non-assessable and free and clear of secondary or other obligations or restrictions; no share certificates shall have been issued with regard to the Company Shares. On the
         Closing Date, there shall be no claims for the granting of any of the Company Shares, and all Company Shares shall be free from rights of third parties of any type whatsoever and there are no claims for the granting of such rights or the transfer of any of the Company Shares.

3.       As of the Closing Date, Annex 1 hereto shall set forth a true and correct list of all direct or indirect subsidiaries of
         Schmalbach, listing for each subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the ownership of such shares, partnership interests or similar ownership interests held by any of the BevCan Companies.

4.       As of the Closing Date, each of the BevCan Companies shall be duly incorporated and validly existing under the Laws of its respective jurisdiction and have the full power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

         As of the Closing Date, the shares in any of the BevCan Subsidiaries held by any of the BevCan Companies, as shown in
         Annex 1 hereto, shall be fully paid-in, not repaid, non-assessable and, except as set forth in Annex 16 hereto, free and clear of secondary or other obligations or restrictions. As of the Closing Date, all shares in the BevCan Subsidiaries held by any of the BevCan Companies shall be free from all rights of third parties of any type whatsoever and there shall be no claims for the granting of such rights or the transfer of such shares.

5.       Except as set forth in Annex 17 hereto, there shall be, as of the Closing Date, no outstanding (a) securities convertible into or exchangeable for, directly or indirectly, the capital stock of any of the BevCan Companies, (b) subscriptions, options, warrants, stock appreciation rights, profit participation rights, phantom stock, calls, fights, agreements, commitments or restrictions relating to the issuance, sale, repurchase, redemption, transfer or voting of any shares of capital stock of any of the BevCan Companies or (c) contractual obligations of any of the BevCan Companies to provide funds to, or make any investment in, any Person other than any of the BevCan Companies.

6.       Except as set forth in Annex 18 hereto, as of the Closing Date, neither the execution, delivery or performance of this
         Agreement by the Seller's Guarantor and the Seller nor the consummation of the transactions contemplated hereby will conflict with, or violate, any provision of the organizational documents of the Seller's Guarantor, the Seller or any of the BevCan Companies.

7.       (a)      The audited consolidated financial statements of Schmalbach for the financial years ending December 31, 2000 and
                  2001 ("Schmalbach Financial Statements"), delivered to the Purchaser prior to the date hereof, have been prepared in accordance with IAS, the Schmalbach Accounting Manual dated August 2002 and the Schmalbach Chart of Accounts, as amended from time to time, consistently applied as in the preceding year. The Schmalbach Financial Statements fairly present the consolidated financial position of Schmalbach as of the respective dates thereof and the results of operations for the periods indicated therein.

         (b)      The unaudited pro-forma, consolidated financial statements of the BevCan Companies for the six months ending
                  June 30, 2002 ("Schmalbach Pro-Forma Financial Statements") attached as Annex 19 hereto have been derived, inter alia, from unaudited financial statements of the BevCan Subsidiaries for the six months ending
                  June 30, 2002 which in turn have been prepared on a basis consistent with accounting principles applicable to the audited consolidated financial statements of Schmalbach for the financial year ending December 31, 2001, subject, however, to the pro-forma principles as described in Annex 19 hereto.

                  The Schmalbach Pro-Forma Financial Statements fairly present, in all material respects, the consolidated financial position of the BevCan Companies as of June 30, 2002 and the results of operations for the six month period ending
                  June 30, 2002, based on, and subject to, the pro-forma principles set forth in Annex 19 hereto. The parties hereto agree and acknowledge that the pro-forma principles described in Annex 19 hereto may not be fully consistent with
                  IAS with respect to the following areas: (a) format and classification of balance sheet and income statement,
                  (b) omission of notes and disclosures and (c) missing pro-forma opening balance sheet.

                  When additional financial statements are provided pursuant to Part II Section 16 above, such statements shall be deemed to be Schmalbach Pro-Forma Financial Statements, as of the date thereof, for purposes of this representation and warranty.

         (c)      Those audited statutory financial statements of the BevCan Subsidiaries for the financial years ending
                  December 31, 2000 and 2001 (collectively "BevCan Financial Statements"), set forth in Annex 20 hereto, have been prepared in accordance with the respective home country generally accepted accounting principles. The BevCan
                  Financial Statements have been derived from the books and records of the BevCan Subsidiaries which have been maintained, in all material respects, in accordance with all applicable Laws.

8.       Except for the Squeeze-Out, the Conversion, the Carve Out and the Company Distributions as well as other transactions contemplated by this Agreement and except as set forth in Annex 21 hereto, from June 30, 2002 until the date hereof, each of the BevCan Companies has conducted its business only in the ordinary course consistent with past practice.

9.       From the date hereof until the Closing Date, except for the Squeeze-Out, the Conversion, the Carve Out and the Company
         Distributions as well as any other transactions contemplated by this Agreement and except as set forth in Annex 21 hereto, each of the BevCan Companies shall conduct its business only in the ordinary course consistent with past practice and shall make all required Tax payments and filings when due.

         From the date hereof until the Closing Date, the Matrix Agreement shall not be amended in any manner that could adversely affect any rights or obligations of the Matrix Sellers thereunder or the Purchaser's rights and obligations hereunder other than as set forth under this Agreement.

         From the date hereof until the Closing Date, except for the Squeeze-Out, the Conversion, the Carve Out and the Company
         Distributions as well as any other transaction contemplated by this Agreement and except as set forth in Annex 22, the
         Seller shall not dispose of or encumber any company Shares and each of the BevCan Companies shall not, except with the prior written consent of the Purchaser, such consent not to be unreasonably withheld:

         (a)      (i) amend its articles of association, by-laws or similar organizational documents; (ii) issue or sell any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of any of the
                  BevCan Companies; or (iii) redeem any of its capital stock, or declare, make or pay any dividends or distributions to the holders of its capital stock, other than the Company Distributions;

         (b)      acquire (by merger, consolidation or acquisition of stock or assets) any business organization or division thereof or any equity interest therein;

         (c)      (i) modify, amend or terminate any of the Principal Agreements or waive, release or assign any rights or claims thereunder or (ii) enter into any agreement which, if effective as of the date hereof, would constitute a
                  Principal Agreement, except for customer and supply agreements in the ordinary course of business consistent with past practice;

         (d)      except for the investment of the proceeds resulting from the Matrix Transaction, cash investments in the ordinary course of business and except for loans to employees of any of the BevCan Companies as of the Closing Date not
                  exceeding (Euro) 50,000 (in words: Euro fifty thousand) (or the equivalent thereof in any other currency) in the individual case and (Euro) 250,000 (in words: Euro two hundred and fifty thousand) (or the equivalent thereof in any other currency) in the aggregate, make any loans, advances or capital contributions to, or investments in, any Person other than any of the BevCan Companies other than ordinary course changes in credit terms;

         (e)      encumber any of its assets or properties other than Permitted Encumbrances (as defined in Part X Section 1 below)
                  as well as other Encumbrances that will be released at or prior to the Closing Date;

         (f)      grant any increases in compensation payable or benefits provided to its directors, officers or employees
                  (including any such increase pursuant to any benefit plan), except in the ordinary course of business consistent with past practice or as required by any existing individual employment agreement or by any collective bargaining agreement in effect as of the date hereof;

         (g)      cancel, terminate, modify or amend any material Insurance Policy (as defined in Section 16 below) other than in the ordinary course of business;

         (h)      acquire, sell, lease or dispose of any assets, other than in the ordinary course of business consistent with past practice or as provided for in the 2002 budget of the BevCan Companies;

         (i)      dispose of, or fail to maintain the registration of, any material Intellectual Property Rights (as defined in
                  Section 12 below);

         (j)      waive, release or assign any other rights of substantial value, except in the ordinary course of business consistent with past practice and except for possible settlements with Coca Cola and PPG with regard to claims relating to internal lacquer issues arising in January 2002;

         (k)      adopt or initiate a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization;

         (l)      make any changes in its accounting methods, principles or practices unless required by IAS, local GAAP or applicable Laws;

         (m)      enter into any derivative or hedging positions other than those set forth on Annex 51 (it being agreed and understood that the BevCan Companies shall not be deemed to be in breach of this Section 9 lit. (m) if they enter into any such positions, but close out of such positions prior to the Closing Date); and

         (n)      enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

10.      Except as set forth in Annex 23 hereto, each of the BevCan Companies has full, unrestricted and unencumbered title to all tangible and intangible assets which serve or are destined to serve the BevCan Business except for those tangible assets which are leased in the ordinary course of business or which are subject to retention of title (Eigentumsvorbehalt) agreed in the ordinary course of business consistent with past practice.

         Except as set forth in Annex 24 hereto, the plants, machinery, systems and equipment owned, leased or used by the BevCan
         Companies are in good operating condition and repair (normal wear and tear excepted), other than such defects which would not interfere with the operations of any of the plants owned, leased or used by the BevCan Companies as such plants have been operated in the ordinary and usual course of business consistent with past practice.

         Except as set forth in Annex 25 hereto, the BevCan Companies own, lease or have the legal right to use all the material assets and properties necessary to permit the operation of the BevCan Business in the same manner as it is currently conducted.

11.      Annex 26 hereto sets forth a complete list and the location of all real property that is owned by any of the BevCan
         Companies ("Real Property"). The respective BevCan Company has good and marketable title to the Real Property free of any
         Encumbrances (other than Permitted Encumbrances) or as identified in Annex 27 hereto. There are no conditions affecting any Real Property that might curtail or interfere with the use of such property in the ordinary course of business consistent with past practice.

12.      (a)      Except as set forth in Annex 28 hereto, no current or former employees of the BevCan Companies are receiving or have a right to receive remuneration for inventions (whether patentable or unpatentable) either under the German
                  Employee Invention Act or otherwise (other than normal compensation) and no current or former employee has made a written claim for such remuneration.

         (b)      Except as set forth in Annex 29 hereto, there are no written claims or pending litigation actions from third parties that any of the products being manufactured and sold by any of the BevCan Companies or their respective licensees or any of the processes, methods, techniques or equipment (collectively "Means of Manufacture") used by any of the BevCan Companies or their respective licensees, including but not limited to any processes, methods, techniques or equipment which any of the BevCan Companies or their respective licensees contemplates using in its non-contact printing technology, infringe, potentially infringe, misappropriate or otherwise contravene any patents, patent applications, copyrights, trade marks, trade secrets or other intellectual property rights
                  (collectively "Intellectual Property Rights") of third parties. None of the BevCan Companies has received any written opinions or other written legal advice that any of the said products or Means of Manufacture infringe or potentially infringe as aforesaid.

                  None of the BevCan Companies has received any written opinions or other written legal advice that third parties are infringing any Intellectual Property Rights owned, licensed or used by it.

                  Except as set forth in Annex 29 hereto, none of the BevCan Companies has received any opinions or other written legal advice relating to the validity or enforceability of any Intellectual Property Rights owned or used by any of the BevCan Companies.

         (c)      Except as set forth in Annex 30 hereto, there are no outstanding written claims by any of the licensees of the
                  BevCan Companies, including but not limited to Toyo Seikan Kaisha Ltd., Lotte, CIA Metalic Nordeste and Pacific
                  Can Enterprises.

                  Except as set forth in Annex 30 hereto, there are no agreements presently in force relating to the development of technology for use by or for any of the BevCan Companies.

         (d)      The BevCan Companies are the owners of or have the right to use the Intellectual Property Rights set forth in
                  Annex 31 hereto and such rights are not encumbered or subject to cancellation or total or partial nullification or any material rights of prior users. All necessary steps have been taken for the maintenance of such rights.

13.      Except as set forth in Annex 32 hereto, there is no material action, suit, proceeding or, to the knowledge of the Seller, investigation by or before any Governmental Authority (as defined in Part X Section 1 below) or arbitral body pending or, to the knowledge of the Seller, threatened against or involving any of the BevCan Companies, including, without limitation, any action, suit, proceeding or, to the knowledge of the Seller, investigation which challenges the legality, validity or enforceability of the Squeeze-Out, the Matrix Agreement, this Agreement or the transactions contemplated hereby. None of the BevCan Companies is subject to any judgment, order or decree rendered in any lawsuit or proceeding that has not been complied with in full or that continues to impose any material obligations on such BevCan Company.

14.      Except for the contracts and agreements listed in Annex 33 hereto, none of the BevCan Companies is a party to any of the following agreements as of the date hereof:

         (a)      any supply agreement involving an aggregate outstanding annual expenditure by the BevCan Companies of more than
                  (Euro) 1,000,000 (in words: Euro one million) (or the equivalent thereof in any other currency) and having an outstanding fixed term of more than six months;

         (b)      any customer agreement involving aggregate annual revenues of the BevCan Companies of more than (Euro) 2,000,000
                  (in words: Euro two million) (or the equivalent thereof in any other currency) and having an outstanding fixed term of more than six months;

         (c)      any distributorship or agency agreement (including, without limitation, any agreements or contracts with commercial agents (Handelsvertreter) or authorized dealers (Vertragshandler)) under which the BevCan Companies have made an annual turnover in 2001 in excess of (Euro) 2,000,000 (in words: Euro two million) (or the equivalent thereof in any other currency);

         (d)      any lease agreements, either as lessee or lessor, involving an annual lease of more than (Euro) 200,000
                  (in words: Euro two hundred thousand) (or the equivalent thereof in any other currency);

         (e)      any license agreements, either as licensee or licensor, involving an annual license fee of more than
                  (Euro) 90,000 (in words: Euro ninety thousand) (or the equivalent thereof in any other currency) and having an outstanding fixed term of more than six months;

         (f)      any guarantees (Garantien), suretyships (Burgschaften), indemnification agreements, mortgages, pledges, hypothecations, deeds of trust, security agreements, equipment financing obligations or guarantees, or other sources of contingent liability, each in respect of any indebtedness to any other Person (other than the BevCan
                  Companies), or letters of intent or commitment letters with respect to same, each in excess of (Euro) 100,000
                  (in words: Euro one hundred thousand) (or the equivalent thereof in any other currency);

         (g)      any agreement with the Seller or any of its Affiliates (other than the BevCan Companies) as well as the Matrix
                  Agreement and any ancillary agreements relating thereto;

         (h)      any employment or other agreements (including, without limitation, non-competition, confidentiality, loans to employees, directors or officers, severance or indemnification agreements) with any employee of any of the BevCan
                  Companies or any current or former officers or directors whose annual fixed compensation exceeds or exceeded
                  (Euro) 150,000 (in words: Euro one hundred fifty thousand) (or the equivalent thereof in any other currency);

         (i)      any consulting agreements involving payments in excess of (Euro) 100,000 (in words: Euro one hundred thousand)
                  (or equivalent thereof in any other currency) per annum;

         (j)      other than those not in effect as of the Closing Date and those entered into with any BevCan Company as the counterparty, any instruments or agreements for borrowed money (including, without limitation, any indentures, loan agreements or purchase money obligations incurred in connection with the acquisition of property) in excess of (Euro) 250,000 (in words: Euro two hundred fifty thousand) (or the equivalent thereof in any other currency)
                  per annum;

         (k)      any agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of any business organizations or divisions thereof or any plants, as to which any of the BevCan Companies has continuing obligations or rights;

         (l)      any joint venture or partnership agreements or any agreements providing for collaborations involving the sharing of profits or proprietary information regarding technology used in the BevCan Business;

         (m)      other than any agreement of the type referred to in lit. (e) above, any agreement, either as licensee or licensor, granting a right to use computer software or relating to the management of the BevCan Business as it relates to information technology, each involving an annual license fee of more than (Euro) 100,000 (in words: Euro one hundred thousand) (or the equivalent thereof in any other currency);

         (n)      any affiliation agreements (Unternehmensvertrage) in the sense of Section 291 et seq. of the German Stock
                  Corporation Act (Aktiengesetz, AktG);

         (o)      any agreement providing for payments by or to any of the BevCan Companies in excess of (Euro) 500,000 (in words:
                  Euro five hundred thousand) (or the equivalent thereof in any other currency) per annum including a change-in-control provision or that would otherwise entitle the other party to terminate or change the agreement as a result of the transactions contemplated in this Agreement or their consummation;

         (p)      other than any agreement of the type referred to in lit. (a), (b), (c), (e), (h), (k) or (l) above, any agreement containing covenants purporting to limit the freedom of any BevCan Company to compete with any Person or in any geographic area; or

         (q)      other than any agreement of the type referred to in lit. (a) through (p) above, any other agreement providing for payments by or to the BevCan Companies in excess of (Euro) 250,000 (in words: Euro two hundred fifty thousand)
                  (or the equivalent thereof in any other currency) per annum.

         Except as set forth in Annex 33 hereto, each of the agreements and contracts listed in Annex 33 hereto ("Principal
         Agreements") (together with all amendments thereto) has been made available to the Purchaser. Each Principal Agreement is a legal, valid and binding obligation of the parties thereto enforceable against such parties in accordance with its terms.
         None of the BevCan Companies or, to the knowledge of the Seller, any other party is in material default, violation or breach under any Principal Agreement, and, to the knowledge of the Seller, no event has occurred and is continuing that constitutes, or with notice or the passage of time would constitute, a material default, violation or breach under any principal Agreement. Except as set forth in Annex 34 hereto, neither the execution, delivery or performance of this
         Agreement by the Seller (other than the execution, delivery or performance of the Direct Purchases) will conflict with, or result in a violation or breach of, or constitute a default under, or result in the creation of any Encumbrance upon any of the assets of any of the BevCan Companies under, any Principal Agreement, except for such violations, breaches or defaults which would not, individually or in the aggregate, materially affect or prevent or delay the consummation of the transactions contemplated by this Agreement.

15.      The BevCan Companies do not employ more than 2,700 employees on a regular basis. In connection with the Matrix Transaction, no employees employed by the PET/White Cap Subsidiaries have been transferred to any of the BevCan Companies, except as set forth in Annex 35 hereto. Except as set forth in Annex 35 hereto, none of the employees transferred from the BevCan
         Companies (or any of their Affiliates as of the date of the execution of the Matrix Agreement) to the PET/White Cap
         Subsidiaries (or any of their Affiliates or Amcor Limited) in connection with the Matrix Transaction have objected to the transfer of the employment of such employees.

         Annex 36 hereto contains a true and complete list of all material shop agreements (Betriebsvereinbarungen) and collective bargaining agreements (Tarifvertrage) applicable to any of the BevCan Companies as well as all benefit, bonus, retention bonus, pension, compensation profit sharing or other employee benefit plans applicable for members of the management board, managing directors, officers or employees of the BevCan Companies.

         Other than in the ordinary course of business consistent with past practice, there are no outstanding express contractual obligations to increase the remuneration, or to change any other terms of employment, of any employee of the BevCan
         Companies unless such increase or change is required under (i) the shop agreements or collective bargaining agreements listed in Annex 37 hereto or (ii) individual agreements existing as of the date hereof. All payments due from any of the
         BevCan Companies in respect of any and all social security contributions, payments or similar fees, duties or premiums are paid up-to-date.

         Annex 38 hereto contains a true and complete list of all individual pension commitments and pension schemes (betriebliche
         Altersversorgung) with members of the management board, managing directors, officers or employees of any of the BevCan
         Companies.

         None of the BevCan Companies has made any loans to any employees or former employees of the Excluded Business or other
         non-BevCan Businesses with amounts outstanding exceeding (Euro) 10,000 in the individual case.

         Annex 39 contains a true and complete list of any works councils, including any central works council (Gesamtbetriebsrat), central works council of affiliated companies (Konzernbetriebsrat), European works council or similar organization or committee of the employees, established at the BevCan Companies with the name of its members. Except as set forth in
         Annex 40 hereto, no strikes or work stoppages (Arbeitsniederlegungen) have occurred at any of the BevCan Companies during the last five years and no strikes or work stoppages (Arbeitsniederlegungen) are pending or, to the knowledge of the
         Seller, threatened.

         The Seller shall deliver to the Purchaser, within ten Business Days following the date hereof, a current list of all employees of the BevCan Companies.

16.      Annex 41 hereto contains a true and complete list of all material liability insurance policies (including general liability, property, workers' compensation, directors and officers liability and other similar insurance) under which any of the BevCan Companies is an insured, a named insured or otherwise the principal beneficiary of coverage ("Insurance
         Policies"). All such Insurance Policies are in full force and effect and all premiums due have been paid. Each of the
         BevCan Companies has complied in all material respects with the provisions of such Insurance Policies applicable to them.
         Except as set forth in Annex 42 hereto, there are no pending material claims under any of the Insurance Policies. None of the BevCan Companies has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its material rights thereunder.

         Annex 43 hereto contains a true and complete list and description of any material insurance policy either (i) maintained since January 1, 2001 by any of the BevCan Companies or (ii) currently maintained by any of the BevCan Companies for the benefit of a third party, in each case against which claims may be made by any of the Excluded Businesses or any other
         non-BevCan Businesses (such descriptions, including, without limitation, the name of the principal insured, the type, scope and the amount of coverage of such insurance policy and the premium charged for such policy).

17.      The BevCan Companies hold all material public approvals, permits, licenses and other authorizations of any Governmental
         Authorities required for the conduct of the BevCan Business ("Licenses"). All the Licenses are in full force and effect, and to the knowledge of the Seller, there are no proceedings threatened to revoke any of the Licenses, except as set forth in Annex 44 hereto. None of the Licenses will be impaired by the consummation of the transactions contemplated by this
         Agreement other than Licenses the impairment of which would not materially interfere with the operation of the BevCan
         Business taken as a whole.

         Each of the BevCan Companies conduct the BevCan Business in all material respects in compliance with all applicable Laws and Licenses, except as set forth in Annex 45 hereto. Except as set forth in Annex 45 hereto, none of the BevCan Companies has received any written notification by any Governmental Authority of any asserted failure by the operations of any of the BevCan Companies to comply with any applicable Laws. Except as set forth in Annex 45 hereto, neither the execution, delivery or performance of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will in a material way conflict with or result in a violation or breach of any applicable Laws.

18.      Subject to the terms of Section 26 below, the Seller does not give any representation and warranty on the environmental status of the BevCan Companies other than the following:

         (a)      Except as set forth in Annex 46:

                  (i)      The BevCan Companies are, and have been, in compliance, in all material respects, with all applicable
                           Environmental Laws (as defined in Part X Section 1 below) (including, without limitation, possessing all
                           Licenses required under applicable Environmental Laws and complying, in all material respects, with the terms and conditions thereof). None of the BevCan Companies has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that it is not in such compliance and, to the knowledge of the Seller, there are no circumstances or conditions that would interfere with such compliance in the future.

                  (ii)     There is no Environmental Claim (as defined in Part X Section 1 below) pending or, to the knowledge of the Seller, threatened against the BevCan Companies or against any Person whose liability for any
                           Environmental Claim any of the BevCan Companies has retained or assumed either contractually or by operation of law.

                  (iii)    There are, to the knowledge of the Seller, no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release (as defined in Part X
                           Section 1 below) or presence of any Hazardous Substances (as defined in Part X Section 1 below) that could form the basis of any Environmental Claim against any of the BevCan Companies, or against any
                           Person whose liability for any Environmental Claim any of the BevCan Companies has retained or assumed either contractually or by operation of law.

                  (iv)     No Remediation Measures (as defined in Part X Section 1 below) are being conducted or planned at any of the Real Property, any other property leased or operated by any of the BevCan Companies on the date hereof ("BevCan Sites") or, to the knowledge of the Seller, at any property formerly owned, leased or operated by any of the BevCan Companies.

                  (v)      None of the BevCan Companies has any obligations or liabilities under any Environmental Laws or pursuant to any Environmental Claims, arising out of or relating to the Excluded Businesses or any other
                           non-BevCan Businesses.

         (b)      The Seller has delivered or otherwise made available for inspection to the Purchaser true, complete and correct copies and results of any external reports, studies, analyses, tests or monitoring possessed or initiated by the
                  Seller, the Seller's Guarantor, or any of the BevCan Companies in the last five years prior to the date hereof pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, leased or operated by any of the BevCan Companies, or regarding the BevCan Companies' compliance with applicable
                  Environmental Laws.

19.      Annex 47 hereto sets forth the names of the 10 biggest customers of the BevCan Companies, taken as a whole, according to the amount of the annual revenues generated by such customers in 2001 and the names of the 10 biggest suppliers of the
         BevCan Companies, taken as a whole, according to the annual volumes purchased from such suppliers in 2001.

20.      Except as set forth in Annex 48 hereto, since January 1, 2002, none of the BevCan Companies has received from the Seller or any of its Affiliates (other than the BevCan Companies) any goods or services at terms and conditions which are significantly more favorable than terms and conditions which could be obtained from independent third parties in arm's length transactions.

21.      Annex 49 hereto includes a true and complete list of any current investment grants, other grants or subsidies ("Grants")
         made by any Person to any of the BevCan Companies, exceeding (Euro) 50,000 (in words: Euro fifty thousand) (or the equivalent thereof in any other currency). Except as set forth in Annex 50 hereto, none of the BevCan Companies is liable to repay any of the Grants due to, or in view of, the execution and consummation of this Agreement.

22.      All open derivative and hedging positions taken by any of the BevCan Companies are set forth in Annex 51 hereto.

23.      Any expenses incurred to any attorneys, accountants, consultants, actuaries, investment banks, or other representatives of any of the BevCan Companies in connection with the transactions contemplated by this Agreement or the Matrix Agreement
         (as well as the costs of the Squeeze-Out and any change of control costs arising from OTIP, but other than the Direct
         Purchases) will be fully satisfied prior to the Closing Date (it being agreed and understood that any expenses related to the Carve-Out Financial Statements and the Reconciliation shall be for the account of the Purchaser pursuant to Part II
         Section 15 above).

24.      Except as set forth in Annex 52 hereto, none of the transactions contemplated by this Agreement (other than the Direct
         Purchases) requires the consent of the works council or any other organization or committee representing the employees of any of the BevCan Companies (other than supervisory board approvals, if any).

25.      Except as set forth in Annex 53 hereto, the BevCan Companies have not acquired, or disposed of, in the five years prior to the date hereof, any business organizations or divisions thereof or any plants involving a purchase price consideration of more than (Euro) 2,000,000 (in words: Euro two million) and, to the knowledge of the Seller, the BevCan Companies are not subject to any Liabilities not related to, or resulting from, the BevCan Business.

26.      The representations and warranties set forth in Part V Sections 10, 11 (except for the representations and warranties referring to Annex 26), 12 (except for the representations and warranties referring to Annex 31), 15 (except for the representations and warranties referring to Annexes 36, 37, 38, 39), 16 (except for the representations and warranties referring to Annexes 41, 43), 17, 18, 20, 21, 23, 24, 25 above, which are given only as of the date hereof, shall be repeated by the Seller ("Repeated Warranties") on and as of the Closing Date based on, and subject to, the following:

         (a)      The Seller shall be entitled to up-date all Annexes to this Agreement relating to the Repeated Warranties for the purposes of listing matters occurring subsequent to the date hereof ("Disclosure Update") and shall deliver to the
                  Purchaser the Disclosure Update no later than three Business Days prior to the Closing Date. The parties to this
                  Agreement undertake to notarize the Disclosure Update, if any, on or prior to the Closing Date as an amendment to this Agreement.

         (b)      In case any of the items reflected in the Disclosure Update would constitute a breach of any representation or warranty set forth in this Part V if not reflected in the Disclosure Update and having a material adverse effect on any of the BevCan Companies other than in connection with the contemplated deposit legislation (Dosenpfand)
                  (each such item a "Material Update"), the Seller shall undertake to cure such item within 30 Business Days of providing such disclosure. To the extent the Seller has not cured such item prior the expiration of such
                  30 Business Day period, such item shall be covered by, and subject to, the remedies pursuant to Part VI below.
                  Claims of the Purchaser based on items reflected in the Disclosure Update which do not qualify as a Material
                  Update are hereby excluded.

         (c)      A claim based on a breach of Repeated Warranties as of the Closing Date shall exclude claims for a breach of representations and warranties arising out of the same matter as of the date hereof

                                                                  VI.
                                                       PERFORMANCE AND LIABILITY

1.       The parties hereby expressly exclude any and all statutory warranty claims Pursuant to Sections 434 et seq. of the German
         Civil Code (Burgerliches Gesetzbuch, BGB) and agree that the representations and warranties made by the Seller in Part V above in particular do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of Sections 443, 444 of the
         German Civil Code (Burgerliches Gesetzbuch, BGB) and that the consequences of any breach of the representations and warranties set forth in Part V above shall exclusively be governed by the terms and conditions of this Agreement.

         Furthermore, the parties hereto confirm that the limitations to the representations and warranties as specified in this
         Part VI shall form an integral part of the representations and warranties and that the representations and warranties set forth in Part V above are only given subject to such provisions and limitations.

2.       Except for claims (i) based on a breach of the representations and warranties set forth in Part V above and Part VII below,
         (ii) for specific performance (Erfullungsanspruche), (iii) for breach of the covenants and agreements set forth in Part II above and Part VII below, (iv) based on fraud or willful misconduct and (v) for indemnification set forth in Part II
         Sections 6 and 8 above and Part VII Section 2 below, all other claims of the Purchaser with respect to the sale and transfer of the Company Shares and the BevCan Business - e.g. any right of contestation (Anfechtung), recession
         (Rucktritt), reduction of purchase price (Minderung), breach of contractual and pre-contractual duties (positive
         Forderungsverletzung, culpa in contrahendo), frustration of contract (Storung der Geschaftsgrundlage)-are hereby excluded.

         Sections 123 and 826 of the German Civil Code (Burgerliches Gesetzbuch, BGB) and any other liability for intent, fraud or willful misconduct shall not be affected.

3.       The period of limitation for all claims of the Purchaser based on a breach of the representations and warranties set forth in (i) Part V Sections 1 to 4 above shall run until the fifth anniversary of the Closing Date or (ii) Part V Section 18 above (and Part V Section 26 as it applies to such Section) shall run until the fifth anniversary of the Closing Date.

         The period of limitation for all claims of the Purchaser based on a breach of other representations and warranties set forth under Part V above shall run until, and including the expiration of 18 months following the Closing Date.

         The period of limitation for all claims under Part VII below shall run until the expiration of six months after the later of the final assessment or final resolution, as applicable, following the Tax audit, if any, or the date after which the respective Tax authorities can no longer assess Tax Liabilities for the respective period of the relevant Taxes payable by the relevant BevCan Company.

         The period of limitation for all other claims under this Agreement shall be governed by applicable statutory law.

4.       In case of a breach of any of the representations and warranties set forth in Part V above, the Seller may attempt to remedy the breach if and to the extent such breach is capable of being cured; provided, however, that the Seller must notify the Purchaser within 15 Business Days after the Seller has received a written notification as to the breach from the Purchaser, describing in reasonable detail the facts on which the alleged breach is based, if Seller intends to attempt to remedy the breach; provided further, however, that this clause shall not give the Seller an opportunity to remedy a breach of Part V Section 18 (or Part V Section 26 as it applies to such Section). If the Seller falls to remedy the breach within a reasonable period of time, such period not to exceed three months after the Seller has received a written notification as to the breach from the Purchaser, the Purchaser shall be entitled to claim from the Seller compensation in cash of any damages suffered by the Purchaser in case of a breach of Part V Sections 1 and 2, above and by the respective BevCan Company in case of a breach of Part V Sections 3 to 26 above as a result of the respective breach, it being understood that any damage to be compensated by the Seller shall be limited by the proportion of the direct or indirect shareholding in the respective BevCan Company sold and transferred to the Purchaser under this Agreement.

         Any liability of the Seller or Purchaser for indirect, punitive or consequential damages, including, but not limited to any value reductions due to lost earnings, is hereby excluded. Notwithstanding the foregoing, however, if the Seller exercises its right to notify the Purchaser of its intent to attempt to remedy a breach and the Seller fails to fully remedy such breach (including, without limitation, remedying any damages which occur while the Seller attempts to remedy such breach), the Seller shall be liable for any and all damages resulting from actions or omissions taken by the Seller to remedy such breach, including, without limitation, any indirect or consequential damages. The legal principles as to the calculation of damages, mitigation of damages and off-setting of losses by advantages due to the damaging event
         (Schadensberechnung, Schadensminderung, Vorteilsausgleichung) pursuant to Sections 249 et seq. of the German Civil Code
         (Burgerliches Gesetzbuch, BGB) shall apply to all claims of the Purchaser based on a breach of any of the representations and warranties set forth in Part V above.

5.       Any liability of the Seller based on a breach of any of the representations and warranties set forth in Part V above shall be excluded to the extent that claims of the Purchaser or the underlying circumstances, respectively, are (i) covered by payments of insurance companies (but including in the amount indemnified the net present value (calculated using a discount rate of 7% per annum) of any increase in present or future premiums (limited to a period of up to five years) for the respective line of insurance concerned, which are proved by the Purchaser to be directly and specifically caused by the payment of the respective insurer) or of other third parties; provided, however, that any costs incurred by the Purchaser in pursuing such payments shall be included in the amounts indemnified, (ii) the subject matter of any indemnification undertaking under this Agreement, or (iii) specifically reflected or reserved for in the Schmalbach Pro-Forma Financial
         Statements for litigation (up to (Euro) 1,300,000) and environment (up to (Euro) 700,000), or (iv) already taken into account in the determination of any of the adjustments to the Purchase Price pursuant to Part III Sections 2, 3, 4 and
         6 above.

         Any liability of the Seller based on the breach of any of the Representations and Warranties set forth in Part V above shall bear default interest at a rate of 9% per annum.

         Any payments actually made by the Seller in order to discharge a liability which is or becomes excluded under this
         Section 5 shall be refunded by the Purchaser to the Seller immediately upon the occurrence of the event resulting to such exclusion of liability.

6.       In case of a breach of the representations and warranties set forth in Part V above which relates to court judgments, public orders or third party claims asserted against any of the BevCan Companies, the liability of the Seller shall be reduced if and to the extent the noncompliance by the Purchaser or the BevCan Companies with the following obligations prejudices or otherwise adversely affects the legal position of the Seller: (i) to inform the Seller without undue delay about any claim or proceedings which may give rise to a warranty claim of the Purchaser and (ii) upon the Seller's acknowledgement of its obligations to indemnify the Purchaser, (x) not to make any binding declarations to any third party regarding such claim or proceeding without the prior written instruction of the Seller and (y) to take such actions as the
         Seller may instruct, at the Seller's expense, to avoid, defend, dispute or settle such claim (other than making an admission of any violation of Laws or agreeing to court injunctions that would materially adversely affect the business operations of the BevCan Companies). The Purchaser shall furthermore procure that the Seller and its employees, professional advisors and other representatives shall, upon reasonable request, be granted, to the extent legally possible, full access during normal business hours to all relevant books and records and personnel of the BevCan
         Companies to the extent necessary to avoid, defend, dispute or settle such claim or proceedings.

7.       In addition to any other provision set forth in this Part VI, claims of the Purchaser based on a breach of the representations and warranties set forth in Part V Section 18 (or Part V Section 26 as it applies to such Section) above
         ("Environmental Warranties") shall be specifically governed by the following provisions:

         (a)      The remedies of the Purchaser for a breach of any of the Environmental Warranties shall be limited to the compensation of Remediation Costs (as defined in Part X Section 1 below) and Liabilities relating to Third Party
                  Environmental Claims (as defined in Part X Section 1 below) (together "Environmental Liabilities").

         (b)      Any Environmental Liability of the Seller under this Agreement is excluded if and to the extent:

                  (i)      The Environmental Liability results from any change in any applicable Laws or regulations after the
                           Closing Date, or from any applicable Laws or regulations which come into force after the Closing Date;

                  (ii)     The Environmental Liability results from a change of use of any BevCan Site, or parts thereof, from industrial to non-industrial use following the Closing Date; or

                  (iii)    The Environmental Liability results from the conduct or implementation of environmental investigations
                           (including, but not limited to, soil drilling) by the Purchaser or any of the BevCan Companies (other than in compliance with lit. (c) (i) (aa) below). For the avoidance of doubt this shall not prevent the
                           Purchaser or the BevCan Companies from conducting or implementing environmental investigations not complying with lit. (c) (i) (aa) below.

         (c)      The following procedural rules shall apply:

                  (i)      (aa)     The Purchaser undertakes, and shall cause the BevCan Companies, not to conduct or implement, any environmental investigations in respect of any of the BevCan Sites other than as previously agreed by the Seller. If the Seller and the Purchaser cannot reach an agreement with respect to such environmental investigations, the issue in dispute shall be submitted to an Environmental
                                    Expert, in no event later than four (4) weeks after the submission of the Purchaser's written request describing in reasonable detail the contemplated environmental investigation. The
                                    Environmental Expert shall determine whether or not the environmental investigation shall be conducted or implemented based on, and subject to, the prevailing standards of the BevCan industry and the past practice of the BevCan Companies relating to such environmental investigations.

                           (bb)     If an Environmental Liability relates to the Release of Hazardous Substances on any BevCan Site
                                    ("Environmental Condition"), then the Purchaser shall notify the Seller under this Section in writing as soon as practicable in order to have a consultation with the Seller on the matter.
                                    Subsequent to the consultation, and prior to the commencement of any Remediation Measures, the
                                    Purchaser shall submit a Cost and Measure Plan to the Seller for its approval to address the
                                    Environmental Condition. However, if an Environmental Condition is constituting an imminent danger (Gefahr in Verzug), the Purchaser or a BevCan Company may implement the Remediation
                                    Measures prior to the submission of a Cost and Measures Plan or consultation with the Seller.

                           (cc)     If the Seller has objections with respect to the Cost and Measure Plan submitted by the
                                    Purchaser or a BevCan Company pursuant to lit. (bb) above, or with respect to Remediation
                                    Measures conducted by the Purchaser or a BevCan Company prior to submission of a Cost and
                                    Measure Plan or consultation with the Seller, and the Seller and the Purchaser or a BevCan
                                    Company cannot reach an agreement with respect to such objections, but in no event later than four (4) weeks after the submission of a Cost and Measures Plan, the issue in dispute shall be submitted to an Environmental Expert.

                           (dd)     If a dispute is submitted to the Environmental Expert and the issue relates to the Purchaser's or a BevCan Company's proposed Cost and Measures Plan, the Environmental Expert shall determine:
                                    (i) if there is a legal requirement to perform Remediation Measures (including any necessary investigation), (ii) if there is an Environmental Condition which exists at concentrations above the measure thresholds (Massnahmenwerte) of the Federal Soil Protection Ordinance
                                    (Bundesbodenschutzverordnung) or corresponding thresholds of applicable other ordinances and lists or (iii) based on the facts and circumstances known at the time of dispute, there is sufficient cause to believe that Environmental Conditions exist, such that the implementation of Remediation Measures to protect the environment or public health is warranted, based on, and subject to, prevailing standards in the BevCan industry and the past practice of the BevCan
                                    Companies, including, without limitation, the existence or potential existence of Hazardous
                                    Substances above screening or remediation standards that are typically used in the relevant jurisdiction. If the Environmental Expert determines that implementation of Remediation
                                    Measures is warranted based on a positive finding under one of the standards set forth above, the Environmental Expert shall resolve any remaining disputes with respect to the Cost and
                                    Measures Plan accordingly with a view to minimize any Environmental Costs.

                           (ee)     If a dispute is submitted to the Environmental Expert and the issue relates to Purchaser's or a
                                    BevCan Company's performance of Remediation Measures prior to submission of a Cost and Measures
                                    Plan or consultation with the Seller, the Environmental Expert shall determine the existence of an imminent danger (Gefahr in Verzug) alleged by the Purchaser and whether the Purchaser's or a
                                    BevCan Company's determination to implement Remediation Measures was reasonably warranted, taking into consideration the standard for action set forth in lit. (bb).

                  (ii)     (aa)     If an Environmental Liability relates to the non-compliance of any BevCan Company with applicable Environmental Laws prior to the Closing Date (other than as set forth in lit. (i)
                                    above) ("Environmental Non-compliance Condition"), the Purchaser shall notify the Seller under this Section in writing as soon as practicable in order to have a consultation with the Seller on the matter. Subsequent to the consultation, and prior to the commencement of any Remediation
                                    Measures, the Purchaser shall submit a Cost and Measure Plan to the Seller for its approval to address the Environmental Non-compliance Condition.

                           (bb)     If the Seller has objections with respect to the Cost and Measure Plan submitted by the
                                    Purchaser or a BevCan Company pursuant to lit. (aa) above, and the Seller and the Purchaser or a BevCan Company cannot reach an agreement with respect to such objections, but in no event later than four (4) weeks after the submission of a Cost and Measures Plan, the issue in dispute shall be submitted to an Environmental Expert.

                           (cc)     If a dispute is submitted to the Environmental Expert pursuant to lit. (bb) above, the
                                    Environmental Expert shall determine (i) if a BevCan Company was in violation of, or non-compliance with, an applicable Environmental Law prior to the Closing Date and (ii) if as a result of said violation or non-compliance, there is a need to perform the proposed
                                    Remediation Measure(s) or an alternative Remediation Measure. If the Environmental Expert determines that the implementation of the proposed Remediation Measure or an alternative
                                    Remediation Measure is warranted, the Environmental Expert shall resolve any remaining disputes with respect to the Cost and Measures Plan accordingly, with a view to minimize any Environmental Costs.

                  (iii)    If an Environmental Liability relates to a Third Party Environmental Claim, the provisions of Part VI,
                           Section 6 shall apply, provided, that to the extent the Third Party Environmental Claim also relates to an Environmental Condition or an Environmental Non-compliance Condition, the provisions of lit. (i) and
                           (ii) above shall also apply.

                  (iv)     If an Environmental Expert is appointed pursuant to the foregoing provisions, the following shall apply:

                           (aa)     If reasonably possible, the same Environmental Expert appointed according to lit. (i) shall be appointed with regard to lit. (ii).

                           (bb)     The costs of the Environmental Expert shall be borne by the Seller and the Purchaser in equal shares.

                           (cc)     The Seller and the Purchaser shall ensure that the Environmental Expert shall be provided with all documents and information regarding the issue or issues to be decided by the Environmental
                                    Expert to the extent reasonably requested.

                           (dd)     A representative of both the Seller and the Purchaser will be entitled to attend any inspections of the relevant BevCan Site by the Environmental Expert. The parties hereto undertake to ensure that the Environmental Expert immediately informs the respective other party of the date and duration of any inspections.

                           (ee)     Before rendering a decision, the Environmental Expert shall give the Seller and the Purchaser an opportunity to present their views in writing or, if requested by either the Seller or the
                                    Purchaser, in a meeting, where both parties and the Environmental Expert are present. The
                                    Environmental Expert shall render its decision without any delay. The decision shall be issued in writing and with reasons and a copy thereof shall be sent by the Environmental Expert to each of the Seller and the Purchaser.

                           (ff)     The decision of the Environmental Expert shall be final and binding on the parties.

                                    The parties' right pursuant to Section 319 of the German Civil Code (Burgerliches Gesetzbuch,
                                    BGB) to challenge the Environmental Expert's decision for obvious inadequacy (offensichtliche
                                    Unbilligkeit) shall remain unaffected.

                  (v)      The Seller and its personnel, agents, representatives, accountants and other professional advisors shall be given access at its own expense to the relevant BevCan Site and the books and records of the Purchaser and/or Entities relating to the respective asserted breach of the Environmental Warranties and related matters. The Seller shall promptly receive any cost estimates prepared in connection with the
                           Environmental Liabilities being asserted. The Purchaser shall ensure that for as long as the Seller may be held liable under this Part VI copies of all documents relating to the BevCan Sites, which as of the
                           Closing Date, are in the possession of the BevCan Companies will be kept available for inspection by the
                           Seller at premises of the BevCan Companies upon the Seller's request.

         (d)      For the avoidance of doubt, any Liabilities relating to the violation of Environmental Laws which are not to be indemnified by the Seller pursuant to the foregoing provisions, shall not give rise to any other claims against the Seller based on whatever legal reason, except in the case of intent, fraud or willful misconduct. The parties agree that any claims pursuant to Section 24 (2) of the German Federal Soil Protection Act
                  (Bundesbodenschutzgesetz, BbodSchG) and any similar statutory claims under the laws of other jurisdiction shall be excluded.

8.       All claims for indemnification for a breach of any of the representations and warranties set forth in Part V above relating to environmental matters shall only be made for breaches of the provisions of Part V Section 18 (and Part V
         Section 26 as it applies to such Section).

9.       (a)      Claims of the Purchaser based on a breach of any of the representations and warranties set forth in Part V above
                  (other than breaches of Part V Section 18 above (and Part V Section 26 as it applies to such Section)) can only be raised if and to the extent that (i) the amount for each unrelated individual claim exceeds (Euro) 37,500
                  (in words: Euro thirty seven thousand five hundred) (or the equivalent thereof in any other currency), and
                  (ii) the aggregate amount of all unrelated individual claims exceeding (Euro) 37,500, exceeds (Euro) 2,500,000
                  (in words: Euro two million five hundred thousand) (or the equivalent thereof in any other currency), in which case the Purchaser shall only be entitled to claim the exceeding amount. Notwithstanding the forgoing, any breach of any of the representations and warranties set forth in Part V Sections 9 or 23 above shall not be subject to the monetary thresholds set forth in this Section 9.

         (b)      Claims in connection with Part V Section 18 (and Part V Section 26 as it applies to such Section) above shall be on a cumulative basis split as follows, in all cases subject to the limitation as set forth in (c) below: The first (Euro) 1,500,000 (in words: Euro one million five hundred thousand) (or the equivalent thereof in any other currency) shall be borne by the Seller; if the claim amounts in the aggregate exceed (Euro) 1,500,000 (in words:
                  Euro one million five hundred thousand) (or the equivalent thereof in any other currency), but are not exceeding
                  (Euro) 25,000,000 (in words: Euro twenty-five million) (or the equivalent thereof in any other currency), the
                  Seller shall bear 80% of the indemnification amount; if the claim amounts in the aggregate exceed
                  (Euro) 25,000,000 (in words: Euro twenty-five million) (or the equivalent thereof in any other currency), the
                  Seller shall bear 75% of the indemnification amount.

         (c)      The maximum liability of the Seller for all claims in connection with Part V Section 18 (and Part V Section 26 as it applies to such Section) shall not exceed (Euro) 70,000,000 (in words: Euro seventy million) (or the equivalent thereof in any other currency).

10.      The maximum liability of the Seller for all claims of the Purchaser under this Agreement raised prior to the expiration of
         18 months following the Closing Date, shall not exceed (Euro) 250,000,000 (in words: Euro two hundred fifty million) (or the equivalent thereof in any other currency) and for all claims raised thereafter shall not exceed (Euro) 70,000,000
         (in words: Euro seventy million) (or the equivalent thereof in any other currency). In no event shall the maximum liability of the Seller exceed (Euro) 250,000,000 (in words: Euro, two hundred fifty million) (or the equivalent thereof in any other currency) in respect of all claims raised by the Purchaser prior or subsequent to the expiration of 18 months following the Closing Date.

         This Section 10 shall not apply to (i) the indemnifications set forth in Part II Sections 6 and 8 lit. (a) (i) and (iv)
         above, (ii) claims based on a breach of the representations in Part V Sections 1 to 4 above, and (iii) claims based on intent, fraud or willful misconduct.

11.      To the extent representations and warranties refer to the knowledge of the Seller, only the knowledge of the persons set forth in Annex 54 hereto is deemed to be the knowledge of the Seller.

12.      The Seller's Guarantor hereby assumes a joint and several liability for the performance of this Agreement by the Seller and for all claims of the Purchaser against the Seller of any type whatsoever pursuant to this Agreement.

13.      The Purchaser's Guarantor hereby assumes a joint and several liability for the performance of this Agreement by the
         Purchaser and for all claims of the Seller against the Purchaser of any type whatsoever pursuant to this Agreement.

                                                                 VII.
                                                                TAXES

1.       Based on, and subject to, the limitations set forth in this Part VII, the Seller hereby represents and warrants that, except as set forth in Annex 55 hereto, the Seller, the Seller's Guarantor and the BevCan Companies have duly filed by the due date all Taxes returns and other reports required under applicable Tax laws to be filed with the Tax authorities, paid all due Taxes and Tax pre-payments, retained all Taxes required to be retained and paid such Taxes by the due date to the respective recipient, paid all related delay charges and penalties, if any, and maintain no obligations or Liability to pay any Taxes relating to any periods prior to the date hereof or relating to Excluded Business or any other non-BevCan
         Businesses other than those Taxes accrued, reflected or reserved for in the Final Closing Financial Statements; for the
         avoidance of doubt, the amounts of any corporation Tax loss carry forward and/or state Tax loss carry forward and/or any trade Tax loss carry forward of the BevCan Companies are not represented by the Seller. The Seller further represents and warrants that, except as set forth in Annex 55 hereto, none of the BevCan Companies is party to any Tax sharing or similar agreements.

2.       The Seller agrees to pay to the Purchaser an amount equal to all Liabilities of the BevCan Companies resulting from Tax
         Liabilities, accrued or contingent, relating to the period on or prior to the Closing Date including all Liabilities for any Taxes the BevCan Companies may be liable for as a result of membership, participation or inclusion in any affiliated, consolidated, unitary, or similar filing group including but not limited to an Organschaft, fiscal unity, and tax grouping together with interest thereon at LIBOR plus 1% per annum as from the due date of the indemnification under this Section 2.
         In no event shall the Seller be responsible for any Tax Liabilities based on, or resulting from, the Direct Purchases. Any
         Liability to be compensated by the Seller shall be limited by the proportion of the direct or indirect shareholding in the respective BevCan Company concerned. If relating to periods after the Closing Date any of the BevCan Companies or any successor to all or part of their business(es) receives or could receive any benefits by repayment, set-off or reduction of Taxes which they would not have received but for circumstances giving rise to a claim for indemnification of Taxes, then the net present value of the corresponding benefit (calculated using an interest rate of seven percent (7%) per annum shall reduce the claim for compensation of any such Tax if and to the extent such benefit relates to timing differences such as lengthening of any amortization or depreciation period or higher depreciation allowances, or by using any Tax loss carry forward.

         For purposes of this section, any required payment of a Liability from Seller to Purchaser will be reduced by the amount of any previous Tax prepayment or estimated Tax payment related thereto.

3.       The Seller shall not be responsible for any Tax Liabilities or reduction of deferred Tax assets resulting from any restructurings or change in the accounting and taxation policies or practices of the BevCan Companies (including methods of submitting Tax returns) introduced after the Closing Date, unless such change is due to an amendment to or a change of the applicable Laws or because prior accounting policies or practices are determined not to be in accordance with applicable Laws. For the avoidance of doubt, the Seller does not make any representation or warranty as to the Purchaser's or the BevCan Companies' ability to realize deferred Tax assets.

4.       Subject to the compliance with the obligations set forth in Section 6 below, the compensation claims set forth in Section 2 above shall be settled by the Seller at the Purchaser's request five Business Days before the subsequent Tax demands fall due.

5.       The Purchaser undertakes to reimburse the Seller relating to the period on or prior to the Closing Date as follows:

         (a)      If subsequent Tax demands against any of the BevCan Companies are later no longer applicable as a result of final non-contestable rulings of Tax authorities or by reason of ultimate final court decisions in any appeals filed
                  (up to and including any appeal to the highest level of court under applicable Laws), the Purchaser shall reimburse to the Seller the compensation payments received from the Seller with respect to such demands, together with any interest paid by the Tax authorities on the reimbursed amounts.

         (b)      If an unappealable assessment notice or a similar unappealable notice of a Tax authority for periods prior to
                  Closing Date results in payments by any of the BevCan Companies for a particular Tax which are lower than the amounts paid by the respective BevCan Company, then the Purchaser shall reimburse to the Seller an amount equal to the difference less any amounts payable by the Purchaser with regard to the respective BevCan Company under lit. (a) above.

         (c)      However, the Purchaser's reimbursement obligation under this Section 5 with regard to compensation payments to the Seller for Taxes of any of the BevCan Companies shall be limited to the amount of the compensation payment caused by Tax demands and assessments from Tax authorities regarding the respective BevCan Company.

6.       The Purchaser undertakes to procure that Tax matters of the BevCan Companies concerning the period prior to the Closing
         Date shall be handled by the BevCan Companies in agreement with the Seller, which agreement shall not be unreasonably withheld by the Seller, and at the Seller's cost and expense. The Seller shall in particular be notified fully and promptly concerning any Tax assessment or Tax audits or of any attempt of the Tax authorities to make any Tax charge or to disallow any Tax relief or allowance. The Seller shall be given an opportunity to comment on Tax audits which shall be managed, prepared and conducted by the respective BevCan Company and its internal or external advisors.
         Binding declarations to the Tax or other authorities which may have consequences for the Seller shall be made by the respective BevCan Company or the Purchaser only in agreement with the Seller, which agreement shall not be unreasonably withheld by the Seller. If any findings or assessments of the Tax authorities that relate to the period prior to the Closing Date give rise to any Tax indemnification claim, the Purchaser shall pursue, and the Seller may request the respective BevCan Company to pursue, any reasonable remedy and appeal in accordance with reasonable instructions by the Seller at the Seller's cost and expense.

         The purchaser shall furthermore procure that the Seller and its employees, professional advisors and other representatives shall, upon request, be granted full access during normal business hours to all books and records and personnel of the
         BevCan Companies to the extent necessary or appropriate for the Seller's Tax purposes.

7.       The Purchaser shall be entitled, in its sole discretion, to designate the entity to which each payment under this Part VII shall be made. Each payment under this Part VII shall be deemed to be an adjustment of the Purchase Price. To the extent that any such payment is taxable, it shall be fully grossed up to cover Taxes thereon, so that the Purchaser or its designee shall receive the full amount thereof, undiminished.

8.       As used in this Part VII, "Tax" or "Taxes" shall mean any federal, state, local or foreign taxes including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, excise, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, environmental, windfall profits tax or other tax or any custom or duty, or any other charges, fees, levies, penalties or other assessments imposed by any taxing authority, including, in each case, any interest, penalties or additions thereto (except as caused by actions or omissions of the Purchaser or any of the BevCan Companies after the Closing Date). The terms "Tax" or "Taxes"
         as referred in this Part VII shall include, without limitation, taxes (Steuern) including tax advances and auxiliary obligations (steuerliche Nebenleistungen) as defined in Section 3 of the German Tax Act (Abgabenordnung, AO).

9.       The Seller and the Purchaser shall each (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation and filing of any pre-Closing Tax elections or filings, as well as any post-Closing Tax return, audit or other examination by any Tax authority relating to liability for Taxes, (ii) retain and provide the other, at the other's expense, with any records or other information which may be relevant to such Tax election, filing, Tax return, audit or examination, proceeding or determination and (iii) provide the other, at the other's expense, with any requested information relating to final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return or filing of the other for any period.

10.      The Seller agrees to pay or cause to be paid all Taxes accruing with respect to the operations of, or imposed upon, the
         BevCan Companies for any Tax period ending on and including the Closing Date and all prior Tax years or periods and all
         Taxes accruing with respect to the operations of, or imposed upon, the Excluded Business and any other non-BevCan
         Businesses. The Purchaser agrees to pay or cause to be paid all Taxes that accrue with respect to the operations of, or are imposed upon, the BevCan Companies for all periods ending after the Closing Date. With respect to any Tax period commencing before the Closing Date and ending after the Closing Date ("Straddle Period"), the Seller shall pay or cause to be paid to the Purchaser all Taxes of the BevCan Companies attributable to the portion of the Straddle Period prior to and including the Closing Date. For purposes of this Agreement, the portion of any Tax that is attributable to the portion of the Straddle Period prior to and including the Closing Date shall be (i) in the case of a Tax that is not based on any of net income, gross income or gross receipts (including, but not limited to, value added tax and other sales taxes), the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period, and (ii) in case of a Tax that is based on any of net income, gross income or gross receipts, the Tax that would be due with respect to the portion of the Straddle Period prior to and including the Closing Date if such portion were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as for example a deduction for depreciation) shall be apportioned on a per diem basis, with all such calculations being made consistent with past practices and conventions. Any Taxes, penalties or interest imposed upon, or attributable to the operations of the BevCan Companies that are payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable, applying the principles set forth in the foregoing sentence. In no event, the Seller shall be obligated to pay an amount exceeding the actual Tax
         Liabilities of the BevCan Companies.

                                                                 VIII.
                                                      SECRECY AND NON-COMPETITION

1.       The Seller and the Seller's Guarantor undertake for a period of five years from the Closing Date to keep strictly secret all matters, in particular all business and trade secrets of the BevCan Business, known to it and not to disclose such matters and secrets, directly or indirectly, to any third parry, nor to cause such disclosure by third parties, nor to abet or justify such disclosure, nor to use such matters or secrets for itself, unless the disclosure to governmental authorities or any other third party is required by virtue of law.

2.       The Seller and the Seller's Guarantor undertake for a period of two years from the Closing Date, without the prior written consent of the Purchaser, not to actively cause any employee, agent or advisor (excluding lawyers, investment bankers, certified public accountants and tax advisors) as of the date hereof or in the future employed or retained by any of the
         BevCan Companies, to work in any way whatsoever for the Seller or the Seller's Guarantor, for an enterprise in which it holds an interest or for a competitor or to terminate an existing relationship with any of the BevCan Companies.

3.       The Seller and the Seller's Guarantor undertake for a period of two years from the Closing Date not to design, manufacture, market or sell in any part of Europe or Asia any products which are of the same kind as, or competitive with, products designed, manufactured, marketed or sold by the BevCan Companies in the BevCan Business in the past or at present or planned to be designed, manufactured, marketed or sold by the BevCan Companies, nor to assist third parties, directly or indirectly, in the design, manufacturing, marketing or sale of such products. The Seller and the Seller's Guarantor, however, shall be entitled to acquire and to hold an interest in companies which design, manufacture, market or sell such products, provided that such interest will be acquired and held by the Seller as financial investor for investment purposes only.

                                                                  IX.
                                                                CLOSING

1.       The transfer of the Company Shares pursuant to Part I Section 1 above is subject to the satisfaction of the following conditions precedent (aufschiebende Bedingungen):

         (a)      completion of all merger control proceedings in Germany and Poland without interdiction of any transaction contemplated by this Agreement, be it by lapse of time or written confirmation to that effect;

         (b)      [intentionally omitted];

         (c)      completion of the Asset Transfer as set forth in Part II Section 6 lit. (i) above;

         (d)      completion of the Squeeze-Out as set forth in Part II Section 9 above;

         (e)      completion of the Conversion as set forth in Part 11 Section 10 above by registration of the conversion resolution with the competent commercial register;

         (f)      completion of the Company Distributions as set forth in Part II Section 12 above and receipt of all distributed amounts by the Seller;

         (g)      receipt of the Estimated Purchase Price by the Seller as set forth in Part III Section 7 lit. (a) above; and

         (h)      if required under the Company's articles of association, the shareholders' meeting of the Company and the Company have consented to the sale and transfer of the Company Shares.

2.       In addition to the conditions set forth in Section 1 above, the obligation of the Purchaser to acquire the Company Shares is subject to the satisfaction or waiver by the Purchaser of the following conditions on or before the Closing Date:

         (a)      The conditions to funding set forth in the financing commitment letters, executed copies of which are attached as
                  Annex 56 hereto, obtained to enable the Purchaser's Guarantor and the Purchaser to complete the transactions contemplated by this Agreement, shall have been satisfied.

         (b)      Since June 30, 2002, no Material Adverse Change shall have occurred; for the purposes of this Agreement,
                  "Material Adverse Change" shall mean any changes, effects, events, occurrences or states of facts that, individually or in the aggregate, are, or are reasonably likely to be (provided that the change, effect, event, occurrence or state of facts must have already occurred on or prior to the Closing Date) materially adverse to the business, properties, assets, Liabilities (contingent or otherwise), financial condition or results of operations of the BevCan Companies, taken as a whole, except for changes, effects, events, occurrences or states of facts generally affecting the industry in which the BevCan Companies operate, including but not limited to the contemplated deposit legislation (Dosenpfand).

         (c)      There shall be no outstanding Indebtedness of the BevCan Companies other than an account receivable securitization program with a maximum Euro equivalent size of (Euro) 75,000,000 (in words: Euro seventy-five million) and environmental loans of approximately (Euro) 20,000,000 (in words: Euro twenty million) and the Indebtedness set forth in the third sentence of Part 0 Section 11 above and such other Indebtedness as the Purchaser shall have agreed to in writing, not to be unreasonably withheld; and the Purchaser shall have received upon its request resignations from all members (other than the employee representatives) of the supervisory board of Schmalbach effective as of the Closing.

         (d)      The Purchaser shall have received properly executed copies of the letters, in substantially the forms attached hereto as Annex 57.

3.       The last calendar day of the month in which the last of the conditions precedent set forth in Section 1 lit. (a), (c), (d),
         (e), (f) and (h) and Section 2 above is satisfied or, if applicable, waived, or any other date the parties hereto mutually agree shall be defined as "Closing Date" for the purpose of this Agreement.

4.       If the satisfaction of the conditions set forth in this Part IX should not have occurred on or prior to January 31, 2003 at the latest, any party hereto shall be entitled to terminate this Agreement - including all Annexes hereto - without (except as set forth in Part X below) the other party hereto being entitled to any claims against the terminating party, provided, however, that in case (i) the Squeeze-Out should not be registered by October 15, 2002 or (ii) the proceedings set forth in
         Section 1 lit. (a) above should not be completed on or prior to January 15, 2003, the parties hereto shall be entitled to terminate this Agreement only if the Closing Date should not have occurred prior to March 31, 2003.

         In the event of a termination of this Agreement - including all Annexes thereto - this Agreement shall cease to exist except for the rights and obligations under Part X below and Annex 51 hereto which shall survive such termination.

                                                                  X.
                                                             MISCELLANEOUS

1.       As used in this Agreement, the following terms shall have the following meanings:

         (a)      "ABS Liabilities" means the sum of (i) the amount of any "Liabilities to Bank ABS (AG account no 250203 CCoA
                  3.223.000.000) incurred under the Schmalbach ABS program as reflected in the Final Closing Financial Statements, plus (ii) the excess of (A) the amount any "ABS Receivables," account code 18 01 03, (net of reserves held aside by the bank, account code 18 31 03) arising under the Matrix ABS program as reflected in the Final Closing
                  Financial Statements over (B) (Euro) 28,500,000 (in words: Euro twenty-eight million fivehundred thousand).
                  (For the avoidance of doubt, the amount referred to in lit. (i) represents cash received from customers and held on trust for the banks to which the respective receivables have been sold.)

         (b)      "Affiliate" has the meaning of verbundenes Unternehmen as defined in Sections 15 et seq. of the German Stock
                  Corporation Act (Aktiengesetz; AktG).

         (c)      "Cost and Measure Plan" means a plan for the implementation of any Remediation Measures and the Remediation Costs
                  incurred in connection therewith (taking into due consideration the time value of money as well as the interests of the BevCan Companies in minimizing any disruptions of their ongoing business operations) as submitted by the
                  Purchaser to the Seller before the commencement of any Remediation Measures for approval.

         (d)      "Encumbrances" means any security interest, pledge, mortgage, deed of trust, lien, charge (whether fixed or floating), encumbrance, option, right of first refusal or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, title, receipt of income or other exercise of any attributes of ownership.

         (e)      "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person or authority alleging potential liability arising out of, based on or resulting from (i) the presence, or Release of any Hazardous Substances at any location, whether or not owned or operated by the Company, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

         (f)      "Environmental Expert" means an expert appointed by the Purchaser from any of the expert firms listed in Annex 58.
                  The Seller shall be entitled to once reject the Purchaser's choice of expert, provided that a subsequent alternative choice of the Purchaser shall be binding for the parties hereto.

         (g)      "Environmental Laws" means all Laws, regulations, rules and ordinances applicable to the BevCan Companies relating to pollution or protection of the environment, including, without limitation, Laws relating to noise and vibration, Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment
                  (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

         (h)      "US GAAP" means United States generally accepted accounting principles and practices in effect from time to time consistently throughout the periods involved.

         (i)      "Governmental Authority" means any court, legislative, executive or regulatory authority or agency.

         (j)      "Hazardous Substances" means (i) any petroleum or petroleum products, chlorinated solvents, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances that are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Laws; and
                  (iii) any other chemical, material, substance or waste, exposure to which is now or ever has been prohibited, limited or regulated by any Governmental Authority.

         (k)      "Indebtedness" means, with respect to any Person, all interest bearing debt obligations (whether for principal, interest, premium, fees or otherwise and whether classified as current or long-term) for or arising under (a) all obligations of such Person, other than contingent obligations, for borrowed money, (b) indebtedness incurred to finance the purchase of assets and secured by a lien on such assets, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (e) all obligations of such
                  Person as Lessee under leases that have been or should be, in accordance with IAS, recorded as capital leases.

         (l)      "Laws" means any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter.

         (m)      "Liabilities" means any and all debts, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including reasonable attorneys, accountants or other fees) including any liability for Taxes, but for the avoidance of doubt excluding any deferred Taxes.

         (n)      "OTIP" means the Ownership Transition Incentive Plan sponsored by Schmalbach and commenced January 1, 2001.

         (o)      "Pension Liabilities" means all Liabilities under pension commitments and pension schemes as of the Closing Date as reflected on the books and records of the BevCan Companies according to IAS or, in respect of Liabilities under the UK pension plans, the ABO (accumulated benefit obligation) methodology, including, without limitation, any such Liabilities that arise out of or relate to the Excluded Businesses.

         (p)      "Permitted Encumbrances" means (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business or under statutory law that are not, individually or in the aggregate, material to the BevCan Companies; (c) with respect to real property, Encumbrances that do not individually or in the aggregate, materially adversely affect the value of such real property or the use of such real property; and
                  (d) securing indebtedness of any of the BevCan Companies reflected in the Schmalbach Pro-Forma Financial
                  Statements.

         (q)      "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

         (r)      "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

         (s)      "Remediation Costs" (Gefahrenabwehrkosten) are (i) the costs and expenses actually incurred in connection with, directly caused by and reasonably necessary for the execution of Remediation Measures and (ii) any damages resulting from a partial or complete cessation of operations resulting from a breach of the Environmental
                  Warranties.

         (t)      "Remediation Measures" (Gefahrenabwehrmassnahmen) are measures which (i) address a Release of Hazardous Substances into the environment including, without limitation, the necessary investigatory, preparatory, consulting, project management, legal, engineering and monitoring services and the disposal of waste relating thereto or (ii) address any other noncompliance with applicable Environmental Laws (including, without limitation, installation of pollution control equipment required by such applicable Environmental Laws or obtaining a License required by applicable Environmental Laws), including, without limitation, any necessary preparatory, consulting, project management, legal, and engineering services relating to such measures.

         (u)      "Third Party Environmental Claims" means any liability for statutory claims and tort claims of any third parties or any Governmental Authority (including, without limitation, fines or other monetary penalties) asserted against any BevCan Company or against any Person whose liability for such claims has been retained or assumed either contractually or by operation of law by any BevCan Company, relating to (i) a violation or alleged violation of applicable Environmental Laws prior to the Closing Date, (ii) the Release of Hazardous Substances into the environment at any location (whether or not owned, leased or operated by any BevCan Company) or (iii) the exposure of any Person to Hazardous Substances, as well as the reasonable costs and expenses relating to claims under
                  (i), (ii) and (iii).

         (v)      "UK Pension Assets" means those assets as of the Closing Date serving to fund the Pension Liabilities of any of the BevCan Companies in the United Kingdom.

2.       The fees for the notarization of this Agreement as well as fees charged by competent antitrust or other authorities or courts resulting from the merger control and other regulatory proceedings pursuant to Part II Section 2 above shall be split in half between the Seller and the Purchaser. Any sales and transfer taxes, if any, connected with the execution and the consummation of this Agreement shall be borne by the Purchaser. The Seller shall reimburse the Purchaser as from
         December 18, 2002 for the commitment fee charged by the Purchaser's financing sources (Deutsche Bank Securities Inc. and others) under Section 4. of a fee letter, dated August 28, 2002. Apart therefrom, each party hereto shall bear its own costs and taxes and the costs of its advisors and auditors.

3.       Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if made in writing unless a notarial deed is legally required. This shall also apply to any change of this provision.

4.       (a)      The Seller shall appoint a Person which is authorized to make and accept with legally binding effect for the
                  Seller all declarations under this Agreement or in consummation thereof.

                  The Seller appoints as such agent:

                                                         Shearman and Sterling
                                                           Breite Strasse 69
                                                           40213 Dusseldorf.

         (b)      The Seller's Guarantor shall appoint a Person which is authorized to make and accept with legally binding effect for the Seller's Guarantor all declarations under this Agreement or in consummation thereof.

                  The Seller's Guarantor appoints as such agent:

                                                         Shearman and Sterling
                                                           Breite Strasse 69
                                                           40213 Dusseldorf.

         (c)      The Purchaser shall appoint a Person which is authorized to make and accept with legally binding effect for the
                  Purchaser all declarations under this Agreement or in consummation thereof.

                  The Purchaser appoints as such agent:

                                              Skadden, Arps, Slate, Meagher and Flom LLP
                                                     An der Welle 5 / Reuterweg 18
                                                       60322 Frankfurt am Main.

         (d)      The Purchaser's Guarantor shall appoint a Person which is authorized to make and accept with legally binding effect for the Purchaser's Guarantor all declarations under this Agreement or in consummation thereof.

                  The Purchaser's Guarantor appoints as such agent:

                                              Skadden, Arps, Slate, Meagher and Flom LLP
                                                     An der Welle 5 / Reuterweg 18
                                                       60322 Frankfurt am Main.

         (e)      A change in the Person or address of such agent shall be effective for the other party only one month following the receipt of a written notification as to such change. Until the lapse of such period, the authority of the previous agent as well as its address shall be deemed to continue.

5.       If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced and the gap be filled by a legally valid arrangement which corresponds as closely as possible to the intention of the parties or what would have been the intention of the parties according to the aim and purpose of this Agreement if they had recognized the gap.

6.       The Annexes to this Agreement form an integral part of this Agreement.

7.       Reference ist made to the notarial deed (URNr. H 2544/2002 of the recording notary public) dated of the same date, the contents of which are hereby confirmed by the parties hereto.

8.       This Agreement shall be governed by the laws of the Federal Republic of Germany. Any dispute arising out of or in connection with this Agreement, including any dispute regarding the existence, scope, validity or termination of this
         Agreement or this arbitration clause (and including any tortious or statutory claims) shall be referred to and finally resolved exclusively by arbitration according to the Rules of Arbitration of the International Chamber of Commerce (ICC),
         which Rules of Arbitration are deemed to be incorporated by reference into this Section 8, except as modified herein.

         The jurisdiction of the state courts shall be excluded. The seat of the arbitration shall be Paris, France. The arbitral tribunal shall consist of three arbitrators, one of whom shall be nominated by the Purchaser, one of whom shall be nominated by the Seller and the third of whom shall be nominated by the first two arbitrators, all nominated arbitrators being subject to confirmation by the ICC International Court of Arbitration ("ICC Court"). If either the Purchaser or the
         Seller fails to nominate an arbitrator within 20 days of a request in writing by the other to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the nomination of the second arbitrator is confirmed, then such arbitrator shall be appointed by the ICC Court. The arbitrators shall use their best endeavors to conduct the proceedings quickly with the aim that an award will be rendered within 90 days after the last of the three arbitrators has been appointed or confirmed by the ICC Court. The arbitration proceedings shall be conducted in the English language and any resulting awards shall be rendered in the English language.

9.       None of the parties hereto shall make, or cause to be made, except as maybe otherwise required by law, any disclosure or announcement in respect of this Agreement, its contents or any of the transactions contemplated thereby to any third party in the business community, without the prior written consent of the other party.

10.      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties; provided, however, that (i) this is not intended to restrict the Direct Purchases, and (ii) the Seller may be replaced by the
         Seller's Nominee under Part I Section 6.

11.      The inclusion of any word or phrase in this Agreement in the German language shall not be deemed to place any limitations on the concept or item discussed therein.

The individuals present waive their rights to have the Annexes 2, 3, 7, 8, 10, 14, 18, 20, 23, 26, 28, 30, 31, 32, 33, 34, 35, 36,
37, 38, 39, 40, 42, 43, 46, 47, 48, 52, 53, 54 and parts of the Annexes 6, 9, 12, 19, 41, 51 (not initialed ,,H") which are attached to this deed, read to them. Instead, these Annexes were presented to them for review and signing according to Sec. 14 Notarisation
Act.

This notarial deed and the remaining Annexes and any Annexes thereto and those parts of the Annexes 6, 9, 12, 19, 41, 51 which are initialed ,,H", except for the Annex 27 which is attached to this deed only for identification purposes, were attached to this deed and read to the individuals present.

Thereafter the individuals present approved this deed including its Annexes and signed this deed with me, the notary, as follows: